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                                                                    EXHIBIT 2.01




                          AGREEMENT AND PLAN OF MERGER


                                  By and Among

                       LANDRY'S SEAFOOD RESTAURANTS, INC.,

                              LSR ACQUISITION CORP.

                                       and

                              RAINFOREST CAFE, INC.





                          Dated as of February 9, 2000




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                                TABLE OF CONTENTS

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                                                                                                               Page
                                                                                                               ----
                                    ARTICLE I

                               TERMS OF THE MERGER

         1.1.     The Merger......................................................................................2
         1.2.     The Closing; Effective Time.....................................................................2
         1.3.     Merger Consideration............................................................................3
         1.4.     Election Procedure..............................................................................4
         1.5.     Issuance of Purchaser Stock and Payment of
                  Cash Consideration; Proration...................................................................6
         1.6.     Issuance of Purchaser Stock.....................................................................8
         1.7.     Payment of Cash Consideration...................................................................9
         1.8.     Options........................................................................................10
         1.9.     Dissenting Shares..............................................................................11
         1.10.    Articles of Incorporation and Bylaws...........................................................12
         1.11.    Stock Transfer Books...........................................................................12
         1.12.    Directors and Officers.........................................................................12
         1.13.    Other Effects of Merger........................................................................12
         1.14.    Registration Statement Prospectus/Proxy Statement..............................................12
         1.15.    Tax-Free Reorganization........................................................................15
         1.16.    Additional Actions.............................................................................15

                                   ARTICLE II

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         2.1.     Due Incorporation and Good Standing............................................................15
         2.2.     Capitalization.................................................................................16
         2.3.     Subsidiaries...................................................................................16
         2.4.     Authorization; Binding Agreement...............................................................17
         2.5.     Governmental Approvals.........................................................................18
         2.6.     No Violations..................................................................................18
         2.7.     Securities Filings.............................................................................19
         2.8.     Company Financial Statements...................................................................19
         2.9.     Absence of Certain Changes or Events; No Undisclosed Liabilities...............................20
         2.10.    Compliance with Laws...........................................................................20
         2.11.    Permits........................................................................................20
         2.12.    Litigation.....................................................................................21
         2.13.    Contracts......................................................................................21
         2.14.    Employee Benefit Plans.........................................................................21

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
         2.15.    Taxes and Returns..............................................................................23
         2.16.    Intellectual Property..........................................................................24
         2.17.    Finders and Investment Bankers.................................................................26
         2.18.    Fairness Opinion...............................................................................26
         2.19.    Insurance......................................................................................26
         2.20.    Vote Required; Ownership of Purchaser Capital Stock;
                  State Takeover Statutes........................................................................26
         2.21.    Title to Properties............................................................................27
         2.22.    Environmental Matters..........................................................................28

                                   ARTICLE III

                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

         3.1.     Due Incorporation and Good Standing............................................................29
         3.2.     Capitalization.................................................................................29
         3.3.     Authorization; Binding Agreement...............................................................30
         3.4.     Governmental Approvals.........................................................................30
         3.5.     No Violations..................................................................................30
         3.6.     Securities Filings.............................................................................31
         3.7.     Purchaser Financial Statements.................................................................32
         3.8.     Absence of Certain Changes or Events; No Undisclosed Liabilities...............................32
         3.9.     Compliance with Laws...........................................................................32
         3.10.    Litigation.....................................................................................32
         3.11.    Tax Returns....................................................................................33
         3.12.    Finders and Investment Bankers.................................................................33
         3.13.    Fairness Opinion...............................................................................33
         3.14.    No Prior Activities............................................................................33
         3.15.    Ownership of Company Stock.....................................................................33



                                   ARTICLE IV

                       ADDITIONAL COVENANTS OF THE COMPANY

         4.1.     Conduct of Business of the Company and
                  the Company Subsidiaries.......................................................................34
         4.2.     Notification of Certain Matters................................................................37
         4.3.     Access and Information.........................................................................38
         4.4.     Shareholder Approval...........................................................................38
         4.5.     Reasonable Best Efforts........................................................................38

                                       ii

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
         4.6.     Public Announcements...........................................................................39
         4.7.     Compliance.....................................................................................40
         4.8.     No Solicitation................................................................................40
         4.9.     Tax Opinion Certificate........................................................................42
         4.10.    SEC and Shareholder Filings....................................................................43

                                    ARTICLE V

                        ADDITIONAL COVENANTS OF PURCHASER

         5.1.     Access and Information.........................................................................43
         5.2.     Notification of Certain Matters................................................................43
         5.3.     Reasonable Best Efforts........................................................................44
         5.4.     Compliance.....................................................................................44
         5.5.     SEC and Shareholder Filings....................................................................44
         5.6.     Tax Opinion Certificate........................................................................44
         5.7.     Indemnification................................................................................44
         5.8.     Benefit Plans and Employee Matters.............................................................46

                                   ARTICLE VI

                                   CONDITIONS

         6.1.     Conditions to Each Party's Obligations.........................................................46
         6.2.     Conditions to Obligations of the Company.......................................................47
         6.3.     Conditions to Obligations of Purchaser.........................................................49
         6.4.     Frustration of Conditions......................................................................51

                                   ARTICLE VII

                           TERMINATION AND ABANDONMENT

         7.1.     Termination....................................................................................51
         7.2.     Effect of Termination and Abandonment..........................................................52

                                  ARTICLE VIII

                                  MISCELLANEOUS

         8.1.     Confidentiality................................................................................53
         8.2.     The Rainforest Cafe Friends of the Future Foundation...........................................54
         8.3.     Additional Approvals...........................................................................55
         8.4.     Amendment and Modification.....................................................................55

                                       iii

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
         8.5.     Waiver of Compliance; Consents.................................................................55
         8.6.     Survival.......................................................................................55
         8.7.     Notices........................................................................................55
         8.8.     Binding Effect; Assignment.....................................................................57
         8.9.     Expenses.......................................................................................57
         8.10.    Governing Law..................................................................................57
         8.11.    Counterparts...................................................................................57
         8.12.    Interpretation.................................................................................57
         8.13.    Entire Agreement...............................................................................58
         8.14.    Severability...................................................................................58
         8.15.    Specific Performance...........................................................................58
         8.16.    Third Parties..................................................................................59
         8.17.    Disclosure Schedules...........................................................................59
         8.18.    Obligation of Purchaser........................................................................59

Exhibits:

Exhibit A - Form of Stockholder Agreements

Exhibit B - Form of Employee Termination, Consulting and Non-Competition
            Agreement


                                       iv

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                          AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this "Agreement") is made and entered into as of February 9, 2000, by and among Rainforest Cafe, Inc., a Minnesota corporation (the "Company"), Landry's Seafood Restaurants, Inc., a Delaware corporation ("Purchaser"), and LSR Acquisition Corp., a Delaware corporation and wholly owned subsidiary of Purchaser ("Merger Sub") .

                                   WITNESSETH:

WHEREAS, the respective Boards of Directors of Merger Sub, Purchaser and the Company have approved the merger (the "Merger") of the Company with and into Merger Sub in accordance with the laws of the State of Minnesota and the State of Delaware and the provisions of this Agreement;

WHEREAS, as a condition and inducement to Purchaser's and the Merger Sub's entering into this Agreement and incurring the obligations set forth herein, concurrently with the execution and delivery of this Agreement, Purchaser is entering into Stockholder Agreements, in the form of Exhibit A hereto (the "Stockholder Agreements"), with each of the stockholders named therein, pursuant to which, among other things, such stockholders have agreed to vote their Company Shares (as defined in Section 1.3) in favor of the Merger provided for herein;

WHEREAS, the Board of Directors of the Company (including all of the disinterested directors of the Company's Board of Directors) has approved the transactions contemplated by this Agreement and the Stockholder Agreements in accordance with the provisions of Sections 302A.613 and 302A.673 of the Minnesota Business Corporation Act ("MBCA");

WHEREAS, for United States federal income tax purposes, it is intended that the Merger provided for herein shall qualify as a reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (the "Code"), and this Agreement is intended to be and is adopted as a plan of reorganization within the meaning of Section 368 of the Code; and

WHEREAS, the Company, Merger Sub and Purchaser desire to make certain representations, warranties and agreements in connection with, and establish various conditions precedent to, the Merger.

NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements hereinafter set forth, the parties hereto agree as follows:


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                                    ARTICLE I

                               TERMS OF THE MERGER

                  1.1. The Merger. Upon the terms and subject to the conditions of this Agreement, the Merger shall be consummated in accordance with the MBCA and the Delaware General Corporation Law (the "DGCL"). At the Effective Time (as defined below), upon the terms and subject to the conditions of this Agreement, the Company shall be merged with and into Merger Sub in accordance with the MBCA and the DGCL and the separate existence of the Company shall thereupon cease, and Merger Sub, as the surviving corporation in the Merger (the "Surviving Corporation") shall continue its corporate existence under the laws of the State of Delaware as a subsidiary of Purchaser. The parties shall prepare and execute Articles of Merger (the "Articles of Merger") and a Certificate of Merger (the "Certificate of Merger") in order to comply in all respects with the requirements of the MBCA and the DGCL, respectively, and with the provisions of this Agreement.

                  1.2. The Closing; Effective Time. (a) The closing of the Merger (the "Closing") shall take place at the offices of Skadden, Arps, Slate Meagher & Flom LLP, Four Times Square, New York, New York 10036, at 10:00 a.m. local time on a date to be specified by the parties which shall be no later than the third business day after the date that all of the closing conditions set forth in Article VI have been satisfied or waived (if waivable) unless another time, date or place is agreed upon in writing by the parties hereto.

                  (b) The Merger shall become effective at the time of the filing of the Articles of Merger with the Secretary of State of the State of Minnesota and the Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the applicable provisions of the MBCA and the DGCL or at such later time as may be specified in the Articles of Merger and Certificate of Merger. The time when the Merger shall become effective is herein referred to as the "Effective Time" and the date on which the Effective Time occurs is herein referred to as the "Closing Date."

                  1.3. Merger Consideration. (a) Subject to the provisions of this Agreement and any applicable backup or other withholding requirements, each of the issued shares (the "Company Shares") of common stock, no par value, of the Company (the "Company Stock") outstanding immediately prior to the Effective Time (except for Company Shares to be canceled, as set forth in Section 1.3(d) and Dissenting Shares, as defined in Section 1.9 hereof) shall be converted, by virtue of the Merger and without any action on the part of the holder thereof, into the right to receive such number of shares of the common stock, par value $.01 per share, of Purchaser (the "Purchaser Stock") or cash, without any interest thereon, as specified in Section 1.5 hereof, subject to payment of cash in lieu of any fractional share as hereinafter provided (the "Merger Consideration").


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                  (b) No fractional shares of Purchaser Stock shall be issued pursuant to the Merger nor will any fractional share interest involved entitle the holder thereof to vote, to receive dividends or to exercise any other rights of a shareholder of Purchaser. In lieu thereof, any holder of Company Stock who would otherwise be entitled to a fractional share of Purchaser Stock pursuant to the provisions hereof shall receive an amount in cash pursuant to Section 1.5(h) hereof.

                  (c) Subject to the provisions of this Agreement, at the Effective Time, each share of Merger Sub common stock outstanding immediately prior to the Merger shall be converted, by virtue of the Merger and without any action on the part of the holder thereof, into one share of common stock of the Surviving Corporation (the "Surviving Corporation Common Stock"), which shares of Surviving Corporation Common Stock shall constitute all of the issued and outstanding capital stock of the Surviving Corporation and shall be wholly owned by Purchaser.

                  (d) Any shares of Company Stock owned by Purchaser, Merger Sub or any other wholly owned subsidiaries of Purchaser immediately prior to the Merger shall be canceled and retired at the Effective Time and shall cease to exist and no Purchaser Stock or other consideration shall be delivered in exchange therefor.

                  (e) On and after the Effective Time, holders of certificates representing shares of Company Stock (the "Certificates") immediately prior to the Effective Time shall cease to have any rights as stockholders of the Company, except the right to receive the Merger Consideration for each Company Share held by them or the right, if so demanded, to receive payment from the Company of the "fair value" of such Company Shares as determined in accordance with the MBCA.

                  1.4. Election Procedure. Each holder of Company Shares (other than holders of Company Shares to be canceled as set forth in Section 1.3(d)) shall have the right to submit a request specifying the number of Company Shares that such holder desires to have converted into Purchaser Stock in the Merger and the number of Company Shares that such holder desires to have converted into the right to receive $5.23 in cash per Company Share (the "Purchaser Share Price"), without interest (the "Cash Consideration"), in the Merger in accordance with the following procedure:

                  (a) Each holder of Company Shares may specify in a request made in accordance with the provisions of this Section 1.4 (herein called an "Election") (i) the number of Company Shares owned by such holder that such holder desires to have converted into Purchaser Stock in the Merger (a "Stock Election") and (ii) the number of Company Shares owned by such holder that such holder desires to have converted into the right to receive the Cash Consideration in the Merger (a "Cash Election").

                  (b) Purchaser shall prepare a form (the "Form of Election") pursuant to which each holder of Company Shares at the close of business on the Election Deadline (as defined in Section 1.4(d)) may make an election and which shall be mailed to the Company's stockholders in accordance with Section 1.4(c) so as to permit the Company's stockholders to exercise their right to make an Election prior to the Election Deadline.

                  (c) Purchaser shall use all reasonable efforts to mail the Form of Election available to all stockholders of the Company at least ten business days prior to the Election Deadline.

                  (d) Any Company stockholder's election shall have been made properly only if the person authorized to receive Elections and to act as exchange agent under this Agreement, which exchange agent shall be mutually acceptable to the Company and Purchaser (the "Exchange Agent") shall have received, by 5:00 p.m. local time in the city in which the principal office of such Exchange Agent is located, on the date of the Election Deadline, a Form of Election properly completed and signed and accompanied by certificates for the Company Shares to which such Form of Election relates (or by an appropriate guarantee of delivery of such certificates, as set forth in such Form of Election, from a member of any registered national securities exchange or of the National Association of Securities Dealers, Inc. or a commercial bank or trust company in the United States provided such certificates are in fact delivered to the Exchange Agent by the time required in such guarantee of delivery). Failure to deliver Company Shares covered by such a guarantee of delivery within the time set forth on such guarantee shall be deemed to invalidate any otherwise properly made Election. As used herein, "Election Deadline" means the date announced by Purchaser, as the last day on which Forms of Election will be accepted; provided, that such date shall be a business day no earlier than twenty business days prior to the Effective Time and no later than the date on which the Effective Time occurs.

                  (e) Any Company stockholder may at any time prior to the Election Deadline change his Election by written notice received by the Exchange Agent prior to the Election Deadline accompanied by a revised Form of Election properly completed and signed.

                  (f) Any Company stockholder may, at any time prior to the Election Deadline, revoke his Election by written notice received by the Exchange Agent prior to the Election Deadline or by withdrawal prior to the Election Deadline of his certificates for Company Shares, or of the guarantee of delivery of such certificates, previously deposited with the Exchange Agent. All Elections shall be revoked automatically if the Exchange Agent is notified in writing by Purchaser or the Company that this Agreement has been terminated. Any Company stockholder who shall have deposited certificates for Company Shares with the Exchange Agent shall have the right to withdraw such certificates by written notice received by the Exchange Agent and thereby revoke his Election as of the Election Deadline if the Merger shall not have been consummated prior thereto.


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                  (g) Purchaser shall have the right to make rules, not
inconsistent with the terms of this Agreement, governing the validity of the Forms of Election, the manner and extent to which Elections are to be taken into account in making the determinations prescribed by Section 1.5, the issuance and delivery of certificates for Purchaser Stock into which Company Shares are converted in the Merger and the payment of cash for Company Shares converted into the right to receive the Cash Consideration in the Merger.

                  1.5. Issuance of Purchaser Stock and Payment of Cash Consideration; Proration. The manner in which each Company Share (other than Dissenting Shares and Company Shares to be canceled as set forth in Section 1.3(d)) shall be converted into Purchaser Stock or the right to receive the Cash Consideration on the Effective Date shall be as set forth in this Section 1.5. All references to "outstanding" Company Shares in this Section 1.5 shall mean all Company Shares outstanding immediately prior to the Effective Time minus Company Shares owned by Purchaser or by any direct or indirect wholly-owned subsidiary of Purchaser.

                  (a) As is more fully set forth below, the number of Company Shares to be converted into Purchaser Stock in the Merger pursuant to this Agreement shall be equal as nearly as practicable to 65% of all outstanding Company Shares and the number of Company Shares to be converted into the right to receive the Cash Consideration in the Merger pursuant to this Agreement shall be equal as nearly as practicable to 35% of all outstanding Company Shares.

                  (b) If Stock Elections are received for a number of Company Shares that is 65% or less of the outstanding Company Shares, each Company Share covered by a Stock Election shall be converted in the Merger into 0.5816 of a share of Purchaser Stock (the "Conversion Fraction"). The parties hereto acknowledge that the Conversion Fraction was based on an agreed upon value of $9.00 per share of Purchaser Stock. In the event that between the date of this Agreement and the Effective Time, the issued and outstanding shares of Purchaser Stock shall have been affected or changed into a different number of shares or a different class of shares as a result of a stock split, reverse stock split, stock dividend, spin-off, extraordinary dividend, recapitalization, reclassification or other similar transaction, the Conversion Fraction shall be appropriately adjusted.

                  (c) If Stock Elections are received for more than 65% of the outstanding Company Shares, each Non-Electing Company Share (as defined in
Section 1.5(g)) and each Company Share for which a Cash Election has been received shall be converted into the right to receive the Cash Consideration in the Merger, and the Company Shares for which Stock Elections have been received shall be converted into Purchaser Stock and the right to receive the Cash Consideration in the following manner:

                                     (1)      The Exchange Agent will distribute
         to each holder of Company Shares as to which a Stock Election has been made a number of shares of Purchaser Stock equal to the Conversion Fraction for a fraction of such Company Shares, the numerator of which fraction shall be 65% of the number of then outstanding Company Shares and the denominator of which shall be the aggregate number of Company Shares as to which Stock Elections have been made.

                                     (2)      Company Shares covered by a Stock
         Election and not fully converted into the right to receive Purchaser Stock as set forth in clause (1) above shall be converted in the Merger into the right to receive the Cash Consideration for each such Company Share, in an amount to offset the reduction of shares of Purchaser Stock affected pursuant to clause (1) above.

                  (d) If Cash Elections are received for a number of Company Shares that is 35% or less of the outstanding Company Shares, each Company Share covered by a Cash Election shall be converted in the Merger into the right to receive the Cash Consideration.

                  (e) If Cash Elections are received for a number of Company Shares that is more than 35% of the outstanding Company Shares, each Non-Electing Company Share (as defined in Section 1.5(g)) and each Company Share for which a Stock Election has been received shall be converted in the Merger into a fraction of a share of Purchaser Stock equal to the Conversion Fraction, and the Company Shares for which Cash Elections have been received shall be converted into the right to receive the Cash Consideration and Purchaser Stock in the following manner:

                                     (1)      The Exchange Agent will distribute
         to each holder of Company Shares as to which a Cash Election has been made the Cash Consideration for a fraction of such Company Shares, the numerator of which fraction shall be 35% of the number of then outstanding Company Shares and the denominator of which shall be the aggregate number of Company Shares covered by Cash Elections.

                                     (2)      Company Shares covered by a Cash
         Election and not fully converted into the right to receive the Cash Consideration as set forth in clause (1) above shall be converted in the Merger into the right to receive a number of shares of Purchaser Stock equal to the Conversion Fraction for each such Company Share to offset the reduction in Cash Consideration affected pursuant to clause
         (1) above.

                  (f) If Non-Electing Company Shares are not converted under either Section 1.5(c) or Section 1.5(e), the Exchange Agent shall convert each Non-Electing Company Share into such combination of Purchaser Stock and Cash Consideration such that the sum of the number of Company Shares converted into cash pursuant to this Section 1.5(f) and the number of Company Shares for which Cash Elections have been received is as close as practicable to 35% of the outstanding Company Shares. The portion of each Non-Electing Company Share not so converted into the right to receive the Cash Consideration pursuant to clause
(i) above shall be
converted in the Merger into a fraction of a share of Purchaser Stock equal to the Conversion Fraction.

                  (g) For the purposes of this Section 1.5, outstanding Company Shares as to which an Election is not in effect at the Election Deadline shall be called "Non-Electing Company Shares." If Purchaser and the Company shall determine that any Election is not properly made with respect to any Company Shares, such Election shall be deemed to be not in effect, and the Company Shares covered by such Election shall, for purposes hereof, be deemed to be Non-Electing Company Shares.

                  (h) Notwithstanding anything to the contrary contained herein, no certificates or scrip representing fractional shares of Purchaser Stock shall be issued upon the surrender for exchange of Certificates, no dividend or distribution with respect to Company Shares shall be payable on or with respect to any fractional share and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of Purchaser. In lieu of any such fractional share of Purchaser Stock, Purchaser shall pay to each former stockholder of the Company who otherwise would be entitled to receive a fractional share of Purchaser Stock an amount in cash determined by multiplying (i) the Purchaser Share Price by (ii) the fractional interest in a share of Purchaser Stock to which such holder would otherwise be entitled.

                  1.6. Issuance of Purchaser Stock. Immediately prior to the Effective Time, Purchaser shall deliver, in trust, to the Exchange Agent certificates representing an aggregate number of shares of Purchaser Stock as nearly as practicable equal to the number of shares to be converted into Purchaser Stock as determined in Section 1.5. As soon as practicable after the Effective Time, each holder of Company Shares converted into Purchaser Stock pursuant to Section 1.3(a), upon surrender to the Exchange Agent (to the extent not previously surrendered with a Form of Election) of one or more certificates for such Company Shares for cancellation, shall be entitled to receive certificates representing the number of shares of Purchaser Stock into which such Company Shares shall have been converted in the Merger. No dividends or distributions that have been declared will be paid to persons entitled to receive certificates for shares of Purchaser Stock until such persons surrender their certificates for Company Shares, at which time all such dividends shall be paid. In no event shall the persons entitled to receive such dividends be entitled to receive interest on such dividends. If any certificate for such Purchaser Stock is to be issued in a name other than that in which the certificate for Company Shares surrendered in exchange therefor is registered, it shall be a condition of such exchange that the person requesting such exchange shall pay to the Exchange Agent any transfer or other taxes required by reason of issuance of certificates for such Purchaser Stock in a name other than the registered holder of the certificate surrendered, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable. Notwithstanding the foregoing, neither the Exchange Agent nor any party hereto shall be liable to a holder of Company Shares for any Purchaser Stock or dividends thereon delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

                  1.7. Payment of Cash Consideration. Immediately following the Effective Time, Purchaser shall deposit in trust with the Exchange Agent an amount in cash up to an amount equal to the Purchaser Share Price multiplied by the number of Company Shares to be converted into the right to receive the Cash Consideration as determined in Section 1.5. As soon as practicable after the Effective Time, the Exchange Agent shall distribute to holders of Company Shares converted into the right to receive the Cash Consideration pursuant to Section 1.3(a), upon surrender to the Exchange Agent (to the extent not previously surrendered with a Form of Election) of one or more certificates for such Company Shares for cancellation, a bank check for an amount equal to the Purchaser Share Price times the number of Company Shares so converted. In no event shall the holder of any such surrendered certificates be entitled to receive interest on any of the Cash Consideration to be received in the Merger. If such check is to be issued in the name of a person other than the person in whose name the certificates for the Company Shares surrendered for exchange therefor are registered, it shall be a condition of the exchange that the person requesting such exchange shall pay to the Exchange Agent any transfer or other taxes required by reason of issuance of such check to a person other than the registered holder of the certificates surrendered, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable. Notwithstanding the foregoing, neither the Exchange Agent nor any party hereto shall be liable to a holder of Company Shares for any amount paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

                  1.8. Options. (a) Except as provided in paragraph (b) below with respect to the Company's 1996 Employee Stock Purchase Plan, as amended (the "Company ESPP"), at the Effective Time, each then outstanding and unexercised option (the "Company Options") exercisable for shares of Company Stock shall become fully vested and exercisable (by virtue of their terms) and Purchaser shall cause each holder of a Company Option to receive, by virtue of the Merger and without any action on the part of the holder thereof, options exercisable for shares of Purchaser Stock ("Purchaser Replacement Options") having the same terms and conditions as the Company Options (including such terms and conditions as may be incorporated by reference into the agreements evidencing the Company Options pursuant to the plans or arrangements pursuant to which such Company Options were granted) except that the exercise price and the number of shares issuable upon exercise shall be divided and multiplied, respectively, by the Conversion Fraction, and rounded to the nearest whole cent or number, respectively. Purchaser shall use all reasonable efforts to ensure that any Company Options that qualified as incentive stock options under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code") prior to the Effective Time continue to so qualify after the Effective Time. Purchaser shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Purchaser Stock for delivery upon the exercise of Purchaser Replacement Options after the Effective Time. Promptly after the Effective Time, Purchaser shall file or cause to be filed all registration statements on Form S-8 or other appropriate form as may be necessary in connection with the purchase and sale of Purchaser Stock contemplated by such Purchaser Replacement Options subsequent to the Effective Time, and shall maintain the effectiveness of such registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as any of the Purchaser Replacement Options registered thereunder remain outstanding. As soon as practicable after the Effective Time, Purchaser shall qualify under applicable state securities laws the issuance of such shares of Purchaser Stock issuable upon exercise of Purchaser Replacement Options. Purchaser's Board of Directors shall take all actions necessary on the part of Purchaser to enable the acquisition of Purchaser Stock, Purchaser Replacement Options and subsequent transactions in Purchaser Stock after the Effective Time pursuant to Purchaser Replacement Options by persons subject to the reporting requirements of Section 16(a) of the Securities Exchange Act (as defined below) to be exempt from the application of
Section 16(b) of the Securities Exchange Act, to the extent permitted thereunder.

                  (b) The current offerings in process as of the date of this Agreement under the Company ESPP shall continue, and Company Shares shall be issued to participants thereunder on the next currently scheduled purchase dates thereunder occurring after the date hereof as provided under, and subject to the terms and conditions of, the Company ESPP. The Company may, consistent with past practice, commence new offering periods under the Company ESPP on or after the date hereof and prior to the Effective Time at an exercise price for each such offering not less than as is required under the Company ESPP. Immediately prior to the Effective Time, pursuant to the Company ESPP, all offerings under the Company ESPP shall be terminated, and each participant shall be deemed to have purchased immediately prior to the Effective Time, to the extent of payroll deductions accumulated by such participant as of such offering period end, the number of whole shares of Company Stock at a per share price determined pursuant to the provisions of the Company ESPP, and each participant shall receive a cash payment equal to the balance, if any, of such accumulated payroll deductions remaining after such purchase of such shares. As of the Effective Time, each participant shall receive, by virtue of the Merger, the number of whole shares of Purchaser Stock or cash into which the shares of Company Stock such participant has so purchased under the Company ESPP have been converted pursuant to the Merger as provided in Section 1.3(a) hereof, plus the cash value of any fraction of a share of Purchaser Common Stock as provided in Section 1.5(h) hereof, plus any dividends or distributions as provided in Section 1.6. The Company ESPP and all purchase rights thereunder shall terminate effective as of the Effective Time.

                  1.9. Dissenting Shares. Notwithstanding any provision of this Agreement to the contrary, each outstanding share of Company Stock, the holder of which has demanded and perfected such holder's right to dissent from the Merger and to be paid the fair value of such shares in accordance with Sections 302A.471 and 302A.473 of the MBCA and, as of the Effective Time, has not effectively withdrawn or lost such dissenters' rights ("Dissenting Shares"), shall not be converted into or represent a right to receive the Purchaser Stock into which shares of Company Stock are converted, or to receive cash, pursuant to Section 1.5 hereof, but the holder thereof shall be entitled only to such rights as are granted by the MBCA. Purchaser shall cause the Company to make all payments to holders of shares of Company Stock with respect to such demands in accordance with the MBCA. The Company shall give Purchaser (i) prompt written notice of any notice of intent to demand fair value for any shares of Company Stock, withdrawals of such notices, and any other instruments served pursuant to the MBCA and received by the Company, and (ii) the opportunity to conduct jointly all negotiations and proceedings with respect to demands for fair value for shares of Company Stock under the MBCA. The Company shall not, except with the prior written consent of Purchaser or as otherwise required by law, voluntarily make any payment with respect to any demands for fair value for shares of Company Stock or offer to settle or settle any such demands.

                  1.10. Articles of Incorporation and Bylaws. Subject to Section
5.7 hereof, at and after the Effective Time until the same have been duly amended, (i) the Articles of Incorporation of the Surviving Corporation shall be identical to the Articles of Incorporation of Merger Sub in effect at the Effective Time, except that the name of the Surviving Corporation shall be Rainforest Cafe, Inc. (or a name comparable thereto), and (ii) and the Bylaws of the Surviving Corporation shall be identical to the Bylaws of Merger Sub in effect at the Effective Time.

                  1.11. Stock Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed and no transfer of Company Shares shall thereafter be made. If, after the Effective Time, Certificates are presented to the Surviving Corporation, they shall be canceled and exchanged for cash and/or certificates representing Purchaser Stock pursuant to this Article I.

                  1.12. Directors and Officers. At and after the Effective Time, the directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation, and the officers of the Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation, in each case until their successors are elected or appointed and qualified. If, at the Effective Time, a vacancy shall exist on the Board of Directors or in any office of the Surviving Corporation, such vacancy may thereafter be filled in the manner provided by law.

                  1.13. Other Effects of Merger. The Merger shall have all further effects as specified in the applicable provisions of the MBCA and the DGCL.

                  1.14. Registration Statement Prospectus/Proxy Statement.

                  (a) For the purposes of (i) registering Purchaser Stock for issuance to holders of the Company Shares in connection with the Merger with the Securities and Exchange Commission ("SEC") under the Securities Act of 1933, as amended, and the rules and regulations thereunder (the "Securities Act"), and complying with applicable state securities laws, and (ii) holding the meeting of the Company's shareholders to vote upon the approval of this Agreement and the Merger and the other transactions contemplated hereby (collectively, the "Company Proposals"), Purchaser and the Company will cooperate in the preparation of a registration statement on Form S-4 (such registration statement, together with any and all amendments and supplements thereto, being herein referred to as the "Registration Statement"), including a prospectus/proxy statement satisfying all requirements of applicable state securities laws, the Securities Act and the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (the "Securities Exchange Act"). Such prospectus/proxy statement in the form mailed by the Company to its shareholders, together with any and all amendments or supplements thereto, is herein referred to as the "Prospectus/Proxy Statement."

                  (b) The Company will furnish Purchaser with such information concerning the Company and its subsidiaries as is necessary in order to cause the Prospectus/Proxy Statement, insofar as it relates to the Company and its subsidiaries, to comply with applicable Law. None of the information relating to the Company and its subsidiaries supplied by the Company for inclusion in the Prospectus/Proxy Statement will be false or misleading with respect to any material fact or will omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Company agrees promptly to advise Purchaser if, at any time prior to the meeting of the shareholders of the Company, referenced herein, any information provided by it in the Prospectus/Proxy Statement is or becomes incorrect or incomplete in any material respect and to provide Purchaser with the information needed to correct such inaccuracy or omission. The Company will furnish Purchaser with such supplemental information as may be necessary in order to cause the Prospectus/Proxy Statement, insofar as it relates to the Company and its subsidiaries, to comply with applicable Law after the mailing thereof to the shareholders of the Company.

                  (c) Purchaser will furnish the Company with such information concerning Purchaser and its subsidiaries as is necessary in order to cause the Prospectus/Proxy statement, insofar as it relates to Purchaser and its subsidiaries, to comply with applicable Law. None of the information relating to Purchaser and its subsidiaries supplied by Purchaser for inclusion in the Prospectus/Proxy Statement will be false or misleading with respect to any material fact or will omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Purchaser agrees promptly to advise the Company if, at any time prior to the meeting of shareholders of the Company referenced herein, any information provided by it in the Prospectus/Proxy Statement is or becomes incorrect or incomplete in any material respect and to provide the Company with the information needed to correct such inaccuracy or omission. Purchaser will furnish the Company with such supplemental information as may be necessary in order to cause the Prospectus/Proxy Statement, insofar as it relates to Purchaser and its subsidiaries, to comply with applicable Law after the mailing thereof to the shareholders of the Company.

                  (d) The Company and Purchaser agree to cooperate in making any preliminary filings of the Prospectus/Proxy Statement with the SEC, as promptly as practicable, pursuant to Rule 14a-6 under the Securities Exchange Act.

                  (e) Purchaser will file the Registration Statement with the SEC and appropriate materials with applicable state securities agencies as promptly as practicable and will use all reasonable efforts to cause the Registration Statement to become effective under the Securities Act and all such state filed materials to comply with applicable state securities Laws. Purchaser shall provide the Company for its review a copy of the Registration Statement at least such amount of time prior to each filing thereof as is customary in transactions of the type contemplated hereby and shall not make any filing with the SEC without the prior written consent of the Company, which consent shall not be unreasonably withheld or delayed. The Company authorizes Purchaser to utilize in the Registration Statement and in all such state filed materials, the information concerning the Company and its subsidiaries provided to Purchaser in connection with, or contained in, the Prospectus/Proxy Statement. Purchaser promptly will advise the Company when the Registration Statement has become effective, and of any supplements or amendments thereto, and Purchaser will furnish the Company with copies of all documents. Except for the Prospectus/Proxy Statement or the preliminary prospectus/proxy statement, neither Purchaser nor the Company shall distribute any written material that might constitute a "prospectus" relating to the Merger or the Company Proposals within the meaning of the Securities Act or any applicable state securities Law without the prior written consent of the other party.

                  1.15. Tax-Free Reorganization. The parties intend that the Merger qualify as a reorganization within the meaning of Section 368(a) of the Code. None of the parties will knowingly take any action that would cause the Merger to fail to qualify as a reorganization within the meaning of Section 368(a) of the Code.

                  1.16. Additional Actions. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of Merger Sub or the Company or otherwise carry out this Agreement, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of Merger Sub or the Company, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of Merger Sub or the Company, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.


                                   ARTICLE II

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the disclosure schedule from the Company to Purchaser to be delivered upon the execution of this Agreement, which sets forth certain disclosures concerning the Company and its business (the "Company Disclosure Schedule"), each section of which only qualifies the correspondingly numbered representation or warranty, the Company hereby represents and warrants to Purchaser and Merger Sub as follows:

                  2.1. Due Incorporation and Good Standing. The Company and each subsidiary of the Company (the "Company Subsidiaries") is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. The Company and each of the Company Subsidiaries is duly qualified or licensed and in good standing to do business in each jurisdiction in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not be reasonably likely to have a material adverse effect on the business, assets, prospects, condition (financial or otherwise), liabilities or the results of operations of the Company and its subsidiaries taken as a whole, except in each case for any such effects resulting from, arising out of, or relating to (i) general business or economic conditions, (ii) conditions generally affecting the industry in which the Company competes, or
(iii) the taking of any action contemplated by this Agreement (a "Company Material Adverse Effect"). The Company has heretofore made available to Purchaser accurate and complete copies of the Articles of Incorporation and Bylaws, as currently in effect, of the Company.

                  2.2. Capitalization. As of the date hereof, the authorized capital stock of the Company consists of 50 million shares of capital stock. As of February 8, 2000, 23,272,232 shares of Company Stock were issued and outstanding. No other shares of capital stock of the Company is authorized or issued. As of February 8, 2000, a total of 4,966,716 Company Shares are reserved for future issuance to employees and directors upon exercise of any Company Options, warrants or other rights to purchase or acquire any shares of capital stock of the Company (including restricted stock, stock equivalents and stock units). As of February 8, 2000, there were 1,452,387 Company Options with an exercise price of $5.625 or less. Since February 2, 2000, the Company has not issued or granted additional Company Options. All issued and outstanding shares of the Company Stock are, and all shares which may be issued upon exercise of then outstanding Company Options will be when issued, duly authorized, validly issued, fully paid and non-assessable. Except as otherwise contemplated by this Agreement, as of the date hereof there are no outstanding rights, subscriptions, warrants, puts, calls, unsatisfied preemptive rights, options or other agreements of any kind relating to any of the outstanding, authorized but unissued or unauthorized shares of capital stock or any other security of the Company, and there is no authorized or issued security of any kind convertible into or exchangeable, for any such capital stock or other security.

                  2.3. Subsidiaries. Section 2.3 of the Company Disclosure Schedule sets forth the name and jurisdiction of incorporation or organization of each Company Subsidiary, each of which is wholly owned by the Company except as otherwise indicated in said Section 2.3 of the Company Disclosure Schedule. All of the capital stock and other interests of the Company

Subsidiaries so held by the Company are owned by it or a Company Subsidiary as indicated in said Section 2.3 of the Company Disclosure Schedule, free and clear of any claim, lien, encumbrance, security interest or agreement with respect thereto. All of the outstanding shares of capital stock in each of the Company Subsidiaries directly or indirectly held by the Company are duly authorized, validly issued, fully paid and non-assessable and were issued free of preemptive rights and in compliance with applicable Laws. No equity securities or other interests of any of the Company Subsidiaries are or may become required to be issued or purchased by reason of any options, warrants, rights to subscribe to, puts, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of any capital stock of any Company Subsidiary, and there are no contracts, commitments, understandings or arrangements by which any Company Subsidiary is bound to issue additional shares of its capital stock, or options, warrants or rights to purchase or acquire any additional shares of its capital stock or securities convertible into or exchangeable for such shares.

                  2.4. Authorization; Binding Agreement. The Company has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, including, but not limited to, the Merger, have been duly and validly authorized by the Company's Board of Directors, and no other corporate proceedings on the part of the Company or any Company Subsidiary are necessary to authorize the execution and delivery of this Agreement or to consummate the transactions contemplated hereby (other than the requisite approval of this Agreement and the Merger by the shareholders of the Company in accordance with the MBCA). This Agreement has been duly and validly executed and delivered by the Company and constitutes the legal, valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except to the extent that enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors' rights generally and by principles of equity regarding the availability of remedies ("Enforceability Exceptions"). The Company's Board of Directors (including all of the disinterested directors of the Company's Board of Directors) has approved for purposes of Sections 302A.613 and 302A.673 of the MBCA (a) this Agreement and the Stockholder Agreements and the transactions contemplated hereby and thereby, and (b) the formation of any "group" for purposes of Section 13(d)(3) of the Securities Exchange Act that may be deemed to exist as a result of the execution and delivery of the Stockholder Agreements or otherwise in connection with the transactions contemplated by this Agreement and the Stockholder Agreements.

                  2.5. Governmental Approvals. No consent, approval, waiver or authorization of, notice to or declaration or filing with ("Consent"), any nation or government, any state or other political subdivision thereof, any entity, authority or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including, without limitation, any governmental or regulatory authority, agency, department, board, commission, administration or instrumentality, any court, tribunal or arbitrator or any self regulatory organization ("Governmental Authority") on the part of the Company or any of the Company Subsidiaries is required in connection with the execution or delivery by the Company of this Agreement or the consummation by the Company of the transactions contemplated hereby other than (i) the filing of the Articles of Merger with the Secretary of State of the State of Minnesota in accordance with the MBCA and the filing of the Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the DGCL, (ii) filings with the SEC, state securities laws administrators and the National Association of Securities Dealers, Inc. ("NASD"), (iii) filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the "HSR Act"), (iv) such filings as may be required in any jurisdiction where the Company is qualified or authorized to do business as a foreign corporation in order to maintain such qualification or authorization and
(v) those Consents that, if they were not obtained or made, would not be reasonably likely to have a Company Material Adverse Effect.

                  2.6. No Violations. The execution and delivery of this Agreement, the consummation of the transactions contemplated hereby and compliance by the Company with any of the provisions hereof will not (i) conflict with or result in any breach of any provision of the Articles of Incorporation or Bylaws or other governing instruments of the Company or any of the Company Subsidiaries, (ii) except as set forth on Section 2.6 of the Company Disclosure Schedule, require any Consent under or result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any agreement or other instrument to which the Company or any Company Subsidiaries are parties or by which their respective assets are bound, (iii) result in the creation or imposition of any lien or encumbrance of any kind upon any of the assets of the Company or any Company Subsidiary or (iv) subject to obtaining the Consents from Governmental Authorities referred to in Section 2.5 hereof, contravene any applicable provision of any statute, law, rule or regulation or any order, decision, injunction, judgment, award or decree ("Law") to which the Company or any Company Subsidiary or its or any of their respective assets or properties are subject, except, in the case of clauses (ii), (iii) and (iv) above, for any deviations from the foregoing which would not be reasonably likely to have a Company Material Adverse Effect.

                  2.7. Securities Filings. (a) The Company has made available to Purchaser true and complete copies of (i) its Annual Reports on Form 10-K for the years ended January 3, 1999, December 28, 1997 and December 29, 1996 as filed with the SEC, (ii) its proxy statements relating to all of the meetings of shareholders (whether annual or special) of the Company since December 29, 1996, as filed with the SEC, and (iii) all other reports, statements and registration statements and amendments thereto (including, without limitation, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as amended) filed by the Company with the SEC since December 29, 1996. The reports and statements set forth in clauses (i) through (iii) above, and those subsequently provided or required to be provided pursuant to this Section 2.7, are referred to collectively herein as the "Company Securities Filings." As of their respective dates, and as of the date of the last amendment thereof, if amended after filing, none of the Company Securities

Filings contained or, as to the Company Securities Filings subsequent to the date hereof, will contain, any untrue statement of a material fact or omitted or, as to the Company Securities Filings subsequent to the date hereof, will omit, to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the Company Securities Filings at the time of filing and as of the date of the last amendment thereof, if amended after filing, complied or, as to the Company Securities Filings subsequent to the date hereof, will comply in all material respects with the Securities Exchange Act or the Securities Act, as applicable.

                  2.8. Company Financial Statements. The audited consolidated financial statements and unaudited interim financial statements of the Company included in the Company Securities Filings (the "Company Financial Statements") have been prepared or will be prepared in accordance with generally accepted accounting principles applied on a consistent basis (except as may be indicated therein or in the notes thereto) and present or will present fairly, in all material respects, the financial position of the Company and its subsidiaries as at the dates thereof and the results of their operations and cash flows for the periods then ended, subject, in the case of the unaudited interim financial statements, to normal year-end audit adjustments, any other adjustments described therein and the fact that certain information and notes have been condensed or omitted in accordance with the Securities Exchange Act. All accounts receivable of the Company, whether reflected in the Company Financial Statements or otherwise, represent sales actually made in the ordinary course of business, and are current and collectible net of any reserves shown in the Company Financial Statements filed prior to the date hereof.

                  2.9. Absence of Certain Changes or Events; No Undisclosed Liabilities. Except as set forth in Section 2.9 of the Company Disclosure Schedule, since January 3, 1999, through the date of this Agreement, there has not been: (i) any event that has had or would reasonably be expected to have a Company Material Adverse Effect, (ii) any declaration, payment or setting aside for payment of any dividend or other distribution or any redemption or other acquisition of any shares of capital stock or securities of the Company by the Company or any Company Subsidiary, (iii) any material damage or loss to any material asset or property, whether or not covered by insurance, or (iv) any change by the Company in accounting principles or practices. Except as set forth in Section 2.9 of the Company Disclosure Schedule, since June 30, 1999, through the date of this Agreement, there has not been any action taken by the Company or any of the Company Subsidiaries that, if taken during the period from the date of this Agreement through the Effective Time, would constitute a breach of
Section 4.1. Except for those liabilities that are fully reflected or reserved against on the balance sheet of the Company included in its January 3, 1999 Form 10-K and for liabilities incurred in the ordinary course of business consistent with past practice, since January 3, 1999, neither the Company nor any of the Company Subsidiaries has incurred any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due) that, either individually or in the aggregate, has had or would be reasonably likely to have a Company Material Adverse Effect.

                  2.10. Compliance with Laws. The business of the Company and each of the Company Subsidiaries has been operated in compliance with all Laws applicable thereto, except for any instances of non-compliance which would not be reasonably likely to have a Company Material Adverse Effect.

                  2.11. Permits. (i) The Company and each of the Company Subsidiaries have all permits (including signage permits) certificates, licenses, approvals and other authorizations required in connection with the operation of their respective businesses (collectively, "Company Permits"), (ii) neither the Company nor any of the Company Subsidiaries is in violation of any Company Permit and (iii) no proceedings are pending or, to the knowledge of the Company, threatened, to revoke or limit any Company Permit, except, in each case, those the absence or violation of which would not be reasonably likely to have a Company Material Adverse Effect.

                  2.12. Litigation. Except as disclosed in the Section 2.12 of the Company Disclosure Schedule, there is no suit, action or proceeding ("Litigation") pending or, to the knowledge of the Company, threatened against the Company or any of the Company Subsidiaries which, individually or in the aggregate, would be reasonably likely to have a Company Material Adverse Effect, nor is there any judgment, decree, injunction, rule or order of any Governmental Authority outstanding against the Company or any of the Company Subsidiaries which, individually or in the aggregate, would be reasonably likely to have a Company Material Adverse Effect.

                  2.13. Contracts.

                  (a) Neither the Company nor any of the Company Subsidiaries is a party or is subject to any franchise, management, royalty, license, lease or joint venture agreement or any material note, bond, mortgage, indenture, contract, lease, license, agreement or instrument ("Company Material Contract") that is not so listed in Section 2.13(a) of the Company Disclosure Schedule. All such Company Material Contracts are valid and binding and are in full force and effect and enforceable against the Company or such Company Subsidiary in accordance with their respective terms, subject to the Enforceability Exceptions. Neither the Company nor any of the Company Subsidiaries is in violation or breach of or default under any such Company Material Contract where such violation or breach would be reasonably likely to have a Company Material Adverse Effect.

                  (b) Except as is listed in Section 2.13(b) of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary is a party to, or has any of its assets or properties subject to, any agreement, arrangement or understanding (written or oral) with any other person (including a Company Subsidiary or an affiliate of the Company or of any Company Subsidiary), which (i) provides capital, surplus, balance sheet or any other form of economic or financial support to such other person, (ii) guarantees the obligations of, or performance of any acts, by such other person, or (iii) imposes legal liability on the Company or any Company

Subsidiary for any payments (contingent or otherwise) under any note, guarantee, debt, bond, mortgage, indenture, contract, lease, license, agreement or instrument.

                  2.14. Employee Benefit Plans. (a) Section 2.14 of the Company Disclosure Schedule contains a complete and accurate list of all material Benefit Plans (as defined below) maintained or contributed to by the Company or any of the Company Subsidiaries ("Company Benefit Plan"). A "Benefit Plan" shall include (i) an employee benefit plan as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, together with all regulations thereunder ("ERISA"), and (ii) whether or not described in the preceding clause, any pension, profit sharing, stock bonus, deferred or supplemental compensation, retirement, thrift, stock purchase or stock option plan or any other compensation, welfare, fringe benefit or retirement plan, program, policy or arrangement providing for benefits for or the welfare of any or all of the current or former employees or agents of the Company or any of its subsidiaries or their beneficiaries or dependents; provided that Benefit Plans shall not include any multiemployer plan, as defined in Section 3(37) of ERISA (a "Multiemployer Plan"). Each of the Company Benefit Plans has been maintained in compliance in all material respects with its terms and all applicable Law. Neither the Company nor any of the Company Subsidiaries contributes to, or has any outstanding liability with respect to, any Multiemployer Plan.

                  (b) The Company has identified in Section 2.14(b) of the Company Disclosure Schedule and has made available to Purchaser true and complete copies of (1) all severance, employment consulting and other agreements with directors, executive officers, key employees or consultants of the Company;
(2) all severance programs and policies of each of the Company and each Company Subsidiary with or relating to its employees or directors; and (3) all plans, programs, agreements and other arrangements of each of the Company and each Company Subsidiary with or relating to its employees which contain change in control provisions. Except as set forth in Section 2.14(b) of the Company Disclosure Schedule (which includes the amount of the payments due under such agreements, programs, policies, plans, or other arrangements referred to in the preceding sentence), neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event, such as termination of employment) (A) result in any material payment (including, without limitation, severance, unemployment compensation, golden parachute or otherwise) becoming due to any director or any employee of the Company or any Company Subsidiary or affiliate from the Company or any Company Subsidiary or affiliate under any Company Benefit Plan or otherwise, (B) materially increase any benefits otherwise payable under any Company Benefit Plan or (C) result in any acceleration of the time of payment or vesting of any material benefits.

                  (c) Except as set forth in Section 2.14(c) of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary is a party to any contract, plan, or arrangement under which it is obligated to make or to provide, or could become obligated to make or to provide, a payment or benefit that would be nondeductible by virtue of Section 162(m) or 280G of the Code.

                  2.15. Taxes and Returns. (a) The Company and each of its subsidiaries has timely filed, or caused to be timely filed, all Tax Returns (as defined below) required to be filed by it, and has paid, collected or withheld, or caused to be paid, collected or withheld, all Taxes (as defined below) required to be paid, collected or withheld, other than such Taxes for which adequate reserves in the Company Financial Statements have been established. There are no claims or assessments pending against the Company or any of the Company Subsidiaries for any alleged deficiency in any Tax, and the Company has not been notified in writing of any proposed Tax claims or assessments against the Company or any of the Company Subsidiaries (other than, in each case, claims or assessments for which adequate reserves in the Company Financial Statements have been established or which are being contested in good faith or are immaterial in amount). Neither the Company nor any of the Company Subsidiaries has any outstanding waivers or extensions of any applicable statute of limitations to assess any material amount of Taxes. There are no outstanding requests by the Company or any of the Company Subsidiaries for any extension of time within which to file any Tax Return or within which to pay any Taxes shown to be due on any return. There are no liens for material amounts of Taxes on the assets of the Company or any of the Company Subsidiaries except for statutory liens for current Taxes not yet due and payable.

                  (b) None of the Company or any of the Company Subsidiaries has taken or agreed to take any action that would prevent the Merger from constituting a reorganization qualifying under the provisions of Section 368(a) of the Code.

                  (c) The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby (either alone or in combination with another event) will not result in any payment (whether of severance pay, unemployment compensation, golden parachute, bonus or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any employee or director of the Company or any of the Company Subsidiaries.

                  (d) None of the Company or any of the Company Subsidiaries has been a member of any consolidated, combined, unitary or affiliated group of corporations for any Tax purposes other than a group of which the Company is or was the common parent corporation.

                  (e) None of the Company or any of the Company Subsidiaries has made any change in accounting method or received a ruling from, or signed an agreement with, any taxing authority that could reasonably be expected to have a Company Material Adverse Effect following the Closing.

                  (f) None of Company or any of the Company Subsidiaries is currently being audited by any taxing authority and none of the Company or any of its Subsidiaries has been notified by any tax authority that any such audit is contemplated or pending.

                  (g) For purposes of this Agreement, the term "Tax" shall mean any tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, imposed by any Governmental Authority (including, but not limited to, any federal, state, local, foreign or provincial income, gross receipts, property, sales, use, license, excise, franchise, employment, payroll, alternative or added minimum, ad valorem, transfer or excise tax) together with any interest, addition or penalty imposed thereon. The term "Tax Return" shall mean a report, return or other information (including any attached schedules or any amendments to such report, return or other information) required to be supplied to or filed with a Governmental Authority with respect to any Tax, including an information return, claim for refund, amended return or declaration or estimated Tax.

                  2.16. Intellectual Property. (a) The Company or the Company Subsidiaries own, or are licensed or otherwise possess legally enforceable rights to use all: (i) trademarks and service marks (registered or unregistered), trade dress, trade names and other names and slogans embodying business goodwill or indications of origin, all applications or registrations in any jurisdiction pertaining to the foregoing and all goodwill associated therewith; (ii) patentable inventions, technology, computer programs and software (including password unprotected interpretive code or source code, object code, development documentation, programming tools, drawings, specifications and data) and all applications and patents in any jurisdiction pertaining to the foregoing, including re-issues, continuations, divisions, continuations-in-part, renewals or extensions; (iii) trade secrets, including confidential and other non-public information; (iv) copyrights in writings, designs, software programs, mask works or other works, applications or registrations in any jurisdiction for the foregoing and all moral rights related thereto; (v) databases and all database rights; and (vi) Internet Web sites, domain names and applications and registrations pertaining thereto that, in each case, are used in the respective businesses of the Company or the Company Subsidiaries as currently conducted (as described in clauses (i) through (vi) above, collectively, "Company Intellectual Property"), except for any such failures to own, be licensed or possess that would not be reasonably likely to have a Company Material Adverse Effect.

                  (b) Except as set forth on Section 2.16(b) of the Company Disclosure Schedule, to the Company's knowledge, there are no conflicts with or infringements of any material Company Intellectual Property by any third party and the conduct of the businesses as currently conducted does not conflict with or infringe any proprietary right of a third party, except for any such conflicts or infringements that would not be reasonably likely to have a Company Material Adverse Effect.

                  (c) Section 2.16 (c) of the Company Disclosure Schedule sets forth a complete list of all material trademarks, registrations and applications pertaining to the Company

Intellectual Property owned by the Company and the Company Subsidiaries. All such Company Intellectual Property listed is owned by the Company and/or the Company Subsidiaries, free and clear of liens or encumbrances of any nature.

                  (d) Section 2.16(d) of the Company Disclosure Schedule sets forth a complete list of all licenses, sublicenses and other agreements in which the Company and the Company Subsidiaries have granted rights to any person to use the Company Intellectual Property. The Company will not, as a result of the execution and delivery of this Agreement or the performance of its obligations under this Agreement, be in breach of any license, sublicense or other agreement relating to the Company Intellectual Property.

                  (e) The Company and each of the Company Subsidiaries own or have the right to use all computer software currently used in and material to the businesses, except for any failures to own or have the right to use that would not be reasonably likely to have a Company Material Adverse Effect.

                  (f) All Company Intellectual Property was developed by: (i) employees of the Company within the scope of their employment; or (ii) independent contractors as "works-made-for-hire" as that term is defined under
Section 101 of the United States copyright laws, pursuant to written agreements.

                  2.17. Finders and Investment Bankers. Other than pursuant to the Piper Engagement Letter, neither the Company nor any of its officers or directors has employed any broker or finder or otherwise incurred any liability for any brokerage fees, commissions or finders' fees in connection with the transactions contemplated hereby. For purposes of this Agreement, the term "Piper Engagement Letter" means the letter dated December 16, 1999 from U.S. Bancorp Piper Jaffray to the Company, as amended by a letter dated February 8, 2000 from U.S. Bancorp Piper Jaffray to the Company. A true and complete copy of the Piper Engagement Letter has been delivered by the Company to Purchaser prior to the date hereof.

                  2.18. Fairness Opinion. The Company has received from U.S. Bancorp Piper Jaffray, its financial advisor, a written opinion addressed to it for inclusion in the Prospectus/Proxy Statement to the effect that the consideration to be received in the Merger by the Company's shareholders is fair to the Company's shareholders from a financial point of view.

                  2.19. Insurance. Section 2.19 of the Company Disclosure Schedule sets forth a true and complete list of all insurance policies carried by, or covering the Company and the Company Subsidiaries with respect to their businesses, assets and properties and with respect to which records are maintained at the Company's principal executive offices, together with, in respect of each such policy, the amount of coverage and the deductible. The Company and the Company Subsidiaries maintain insurance policies against all risk of a character, including without limitation, business interruption insurance, and in such amounts as are usually insured against by similarly situated companies in the same or similar businesses. Each insurance policy set forth on Section 2.19 of the Company Disclosure Schedule is in full force and effect and all premiums due thereon have been paid in full.

                  2.20. Vote Required; Ownership of Purchaser Capital Stock; State Takeover Statutes. (a) The approval of the Company Proposal by a vote of a majority of the holders of the issued and outstanding Company Shares is the only vote of the holders of any class or series of the Company's capital stock necessary to approve the Merger and the transactions contemplated hereunder.

                  (b) Neither the Company nor any of the Company Subsidiaries beneficially owns, either directly or indirectly, any shares of Purchaser capital stock.

                  (c) The Company has taken all actions necessary under the MBCA to approve the transactions contemplated by this Agreement and the Stockholder Agreements. Assuming for purposes of this Section 2.20(c) that no person or entity associated or affiliated with Purchaser is an "interested shareholder" (as such term is defined in the MBCA) of the Company who has not continuously been an interested shareholder of the Company during the four-year period preceding the Merger, Section 302A.673 of the MBCA applicable to a "business combination" does not, and will not, prohibit the transactions contemplated hereunder, and the restrictions contained in Section 302A.671 of the MBCA applicable to "control share acquisitions" will not prohibit the authorization, execution, delivery and performance of this Agreement or the consummation of the Merger by the Company. The authorization, execution and delivery of this Agreement and the Stockholder Agreements do not, and the consummation of the transactions contemplated hereunder and thereunder do not, and any formation of a "group" for purposes of Section 13(d)(3) of the Securities Exchange Act in connection with this Agreement and the Stockholder Agreements will not, result in a "control share acquisition" as defined in Section 302A.011 of the MBCA. No other "fair price," "moratorium," or other similar anti-takeover statute or regulation prohibits (by reason of Company's participation therein) the Merger or the other transactions contemplated by this Agreement.

                  2.21. Title to Properties. Section 2.21 of the Company Disclosure Schedule sets forth a complete list of all material real property owned in fee by Company or any of the Company Subsidiaries and sets forth all material real property leased by Company or any of the Company Subsidiaries as lessee as of the date hereof (such owned and leased material real property, including all improvements thereon, referred to collectively as the "Company Real Property"). The Company Real Property set forth in Section 2.21 of the Company Disclosure Schedule comprises all of the material real property necessary and/or currently used in the operations of the business of the Company and the Company Subsidiaries. The Company and the Company Subsidiaries have good and valid title to, or, as to Company Real Property designated as leased, a valid leasehold interest in, all of the Company Real Property. The Company Real Property is free of encumbrances, except for (a) liens with respect to Taxes either not delinquent or being diligently contested in appropriate proceedings;
(b) mechanics', materialmen's or similar statutory liens for amounts not yet due or being diligently contested in appropriate proceedings; and (c) other exceptions with respect to title to Company Real Property (including easements of public record) that do not and would not materially interfere with the current and intended use of such Company Real Property (clauses, (a), (b), and (c) being referred to herein as "Permitted Encumbrances"), and the consummation of the transactions contemplated hereby will not create any encumbrance (other than Permitted Encumbrances) on any of the Company Real Property. Each of the Company and the Company Subsidiaries enjoys peaceful and undisturbed possession under all leases of Company Real Property, except for such breaches of the right to peaceful and undisturbed possession that do not materially interfere with the ability of the Company and the Company Subsidiaries to conduct their business on such property.

                  2.22. Environmental Matters. The Company has not, and no third party has, generated, treated, stored, released or disposed of, or otherwise placed, deposited in or located on the Company Real Property, any toxic or hazardous substances or wastes, pollutants or contaminants (including, without limitations, asbestos, urea formaldehyde, the group of organic compounds known as polychlorinated biphenyls, petroleum products including gasoline, fuel oil, crude oil and various constituents of such products, and any hazardous substance as defined in the Comprehensive Environmental Response, Compensation and Liability Act of 1980 ("CERCLA"), 42 U.S.C. ss. 9601-9657, as amended) (collectively, "Hazardous Substances") except in material compliance with all applicable Laws, and no Hazardous Substances have been generated, treated, stored, released or disposed of, or otherwise placed, deposited in or located on the Company Real Property except in material compliance with all applicable Laws, nor has any activity been undertaken on the Company Real Property that would cause or contribute to (a) the Company Real Property becoming a treatment, storage or disposal facility in material violation of, the Resource Conservation and Recovery Act of 1976 ("RCRA"), 42 U.S.C. ss. 6901 et seq., or any similar state law or local ordinance, (b) a release or threatened release of toxic or hazardous wastes or substances, pollutants or contaminants from the Company Real Property in material violation of CERCLA or any similar state law or local ordinance, or (c) the discharge of pollutants or effluents into any water source or system, the dredging or filling of any waters or the discharge into the air of any emissions, for which the Company does not have all material required permits under the Federal Water Act, 33 U.S.C. ss. 1251 et seq., or the Clean Air Act, 42 U.S.C. ss. 7401 et seq., or any similar state law or local ordinance, in each case except for any such noncompliance, violations, or failures as would not be reasonably likely to have a Company Material Adverse Effect. There are no substances or conditions in or on the Company Real Property that may support a claim or cause of action under RCRA, CERCLA or any other federal, state or local environmental statutes, regulations, ordinances or other environmental regulatory requirements, except for any such claims or causes of action as would not be reasonably likely to have a Company Material Adverse Effect. There are no above ground or underground tanks that have been located under, in or about the Company Real Property which have been subsequently removed or filled. To the extent storage tanks exist on or under the Company Real Property, such storage tanks have been duly registered with all appropriate regulatory and governmental bodies and are otherwise in compliance with applicable federal, state and local statutes, regulations, ordinances and other regulatory requirements.

                                   ARTICLE III

                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

Except as set forth in the disclosure schedule from Purchaser to the Company to be delivered upon the execution of this Agreement, which sets forth certain disclosures concerning Purchaser and its business (the "Purchaser Disclosure Schedule"), each section of which qualifies only the correspondingly numbered representation or warranty, Purchaser hereby represents and warrants to the Company as follows:

                  3.1. Due Incorporation and Good Standing. Each of Purchaser and Merger Sub is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Purchaser is duly qualified or licensed and in good standing to do business in each jurisdiction in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not be reasonably likely to have a material adverse effect on the business, assets, prospects, condition (financial or otherwise), liabilities or the results of operations of Purchaser and its subsidiaries taken as a whole except in each case for any such effects resulting from, arising out of, or relating to (i) general business or economic conditions, (ii) conditions generally affecting the industry in which Purchaser competes, or (iii) the taking of any action contemplated by this Agreement ("Purchaser Material Adverse Effect"). Purchaser has heretofore made available to the Company accurate and complete copies of the Articles of Incorporation and Bylaws, as currently in effect, of Purchaser.

                  3.2. Capitalization. As of the date hereof, the authorized capital stock of Purchaser consists of sixty million shares of common stock, par value $.01 per share, and two million shares of preferred stock, par value $.01 per share. As of February 4, 2000, 24,824,133 shares of Purchaser Stock were issued and outstanding and 6,421,157 shares of Purchaser were held in the treasury of Purchaser. No other capital stock of Purchaser is authorized or issued. All issued and outstanding shares of the Purchaser Stock are, and all such shares to be issued to Company stockholders in connection with the Merger will upon issuance be, duly authorized, validly issued, fully paid and non-assessable.

                  3.3. Authorization; Binding Agreement. Purchaser and Merger Sub have all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, including, but not limited to, the Merger, have been duly and validly authorized by the respective Boards of

Directors of Purchaser and Merger Sub, as appropriate, and no other corporate proceedings on the part of Purchaser or Merger Sub are necessary to authorize the execution and delivery of this Agreement or to consummate the transactions contemplated hereby (other than the requisite approval by the sole shareholder of Merger Sub of this Agreement and the Merger). This Agreement has been duly and validly executed and delivered by each of Purchaser and Merger Sub and constitutes the legal, valid and binding agreement of Purchaser and Merger Sub, enforceable against each of Purchaser and Merger Sub in accordance with its terms, subject to the Enforceability Exceptions.

                  3.4. Governmental Approvals. No Consent from or with any Governmental Authority on the part of Purchaser or Merger Sub is required in connection with the execution or delivery by Purchaser of this Agreement or the consummation by Purchaser of the transactions contemplated hereby other than (i) the filing of the Articles of Merger with the Secretary of State of the State of Minnesota in accordance with the MBCA and the filing of the Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the DGCL; (ii) filings with the SEC, state securities laws administrators and the New York Stock Exchange (the "NYSE"); (iii) filings under the HSR Act; (iv) such filings as may be required in any jurisdiction where Purchaser is qualified or authorized to do business as a foreign corporation in order to maintain such qualification or authorization; and (v) those Consents that, if they were not obtained or made, would not be reasonably likely to have a Purchaser Material Adverse Effect.

                  3.5. No Violations. Except as set forth in Section 3.5 of the Purchaser Disclosure Schedule, the execution and delivery of this Agreement, the consummation of the transactions contemplated hereby and compliance by Purchaser and Merger Sub with any of the provisions hereof will not (i) conflict with or result in any breach of any provision of the Articles of Incorporation or Bylaws or other governing instruments of Purchaser or Merger Sub, (ii) require any Consent under or result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any agreement or other instrument to which Purchaser is a party or by which its assets are bound, (iii) result in the creation or imposition of any lien or encumbrance of any kind upon any of the assets of Purchaser or Merger Sub or (iv) subject to obtaining the Consents from Governmental Authorities referred to in Section 3.4 hereof, contravene any Law to which Purchaser or Merger Sub or its or any of their respective assets or properties are subject, except, in the case of clauses (ii), (iii) and (iv) above, for any deviations from the foregoing which would not be reasonably likely to have a Purchaser Material Adverse Effect.

                  3.6. Securities Filings. Purchaser has made available to the Company true and complete copies of (i) its Annual Reports on Form 10-K for the year ended December 31, 1998, as filed with the SEC, (ii) its proxy statements relating to all of the meetings of shareholders (whether annual or special) of Purchaser since December 31, 1998, as filed with the SEC, and (iii) all other reports, statements and registration statements and amendments thereto (including, without limitation, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as amended) filed by Purchaser with the SEC since December 31, 1998. The reports and statements set forth in clauses (i) through (iii) above, and those subsequently provided or required to be provided pursuant to this Section 3.6, are referred to collectively herein as the "Purchaser Securities Filings." As of their respective dates, or as of the date of the last amendment thereof, if amended after filing, none of the Purchaser Securities Filings contained or, as to Purchaser Securities Filings subsequent to the date hereof, will contain, any untrue statement of a material fact or omitted or, as to Purchaser Securities Filings subsequent to the date hereof, will omit, to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the Purchaser Securities Filings at the time of filing or as of the date of the last amendment thereof, if amended after filing, complied or, as to Purchaser Securities Filings subsequent to the date hereof, will comply in all material respects with the Securities Exchange Act or the Securities Act, as applicable.

                  3.7. Purchaser Financial Statements. The audited consolidated financial statements and unaudited interim financial statements of Purchaser included in the Purchaser Securities Filings (the "Purchaser Financial Statements") have been prepared or will be in accordance with generally accepted accounting principles applied on a consistent basis (except as may be indicated therein or in the notes thereto) and present or will present fairly, in all material respects, the financial position of Purchaser and its subsidiaries as at the dates thereof and the results of their operations and cash flows for the periods then ended, subject, in the case of the unaudited interim financial statements, to normal year-end audit adjustments, any other adjustments described therein and the fact that certain information and notes have been condensed or omitted in accordance with the Securities Exchange Act.

                  3.8. Absence of Certain Changes or Events; No Undisclosed Liabilities. Except as set forth in Section 3.8 of the Purchaser Disclosure Schedule, since December 31, 1998, through the date of this Agreement, there has not been (i) any event that has had or would reasonably be expected to have a Purchaser Material Adverse Effect or (ii) any declaration, payment or setting aside for payment any dividend or other distribution or redemption or other acquisition of any shares of capital stock of Purchaser by Purchaser. Except for those liabilities that are fully reflected or reserved against on the consolidated balance sheet of Purchaser included in its December 31, 1998, Form 10-K and for liabilities incurred in the ordinary course of business consistent with past practice, since December 31, 1998, neither Purchaser nor any of the Purchaser Subsidiaries has incurred any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due) that, either individually or in the aggregate, has had or would be reasonably likely to result in a Purchaser Material Adverse Effect.

              3.9. Compliance with Laws. The business of Purchaser and each of its subsidiaries has been operated in compliance with all Laws applicable thereto, except for any instances of non-compliance which would not be reasonably likely to have a Purchaser Material Adverse Effect.

                  3.10. Litigation. Except as disclosed in Section 3.10 of the Purchaser Disclosure Schedule, there is no Litigation pending or, to the knowledge of Purchaser, threatened against, Purchaser or any of its subsidiaries which, individually or in the aggregate, would be reasonably likely to have a Purchaser Material Adverse Effect, nor is there any judgment, decree, injunction, rule or order of any Governmental Authority outstanding against Purchaser or any of its subsidiaries which, individually or in the aggregate, would be reasonably likely to have a Purchaser Material Adverse Effect.

                  3.11. Tax Returns. Purchaser has timely filed, or caused to be timely filed, all material Tax Returns required to be filed by it, and has paid, collected or withheld, or caused to be paid, collected or withheld, all material amounts of Taxes required to be paid, collected or withheld, other than such Taxes for which adequate reserves in the Purchaser Financial Statements have been established or which are being contested in good faith. There are no material claims or assessments pending against Purchaser for any alleged deficiency in any Tax. To Purchaser's knowledge, none of Purchaser or any of the Purchaser Subsidiaries has taken or agreed to take any action that would prevent the Merger from constituting a reorganization qualifying under the provisions of
Section 368(a) of the Code.

                  3.12. Finders and Investment Bankers. Other than Banc of America Securities LLC, neither Purchaser nor any of its officers or directors has employed any broker or finder or otherwise incurred any liability for any brokerage fees, commissions or finders' fees in connection with the transactions contemplated hereby.

                  3.13. Fairness Opinion. Purchaser's Board of Directors has received from its financial advisor, Banc of America Securities LLC, a written opinion addressed to it for inclusion in the Prospectus/Proxy Statement to the effect that the Merger Consideration is fair to Purchaser from a financial point of view.

                  3.14. No Prior Activities. Except for obligations or liabilities incurred in connection with its incorporation or organization or the negotiation and consummation of this Agreement and the transactions contemplated hereby, Merger Sub has not incurred any obligations or liabilities, and has not engaged in any business or activities of any type or kind whatsoever or entered into any agreements or arrangements with any person or entity.

                  3.15. Ownership of Company Stock. Purchaser does not beneficially own, either directly or indirectly, more than 100 shares of Company Stock. None of the Purchaser Subsidiaries beneficially owns, either directly or indirectly, any shares of Company Stock.

                  3.16. Financing. Purchaser will have prior to the satisfaction of the conditions to the Merger, sufficient funds available to purchase the Company Shares converted into the right to receive Cash Consideration.


                                   ARTICLE IV

                       ADDITIONAL COVENANTS OF THE COMPANY

The Company covenants and agrees as follows:

                  4.1. Conduct of Business of the Company and the Company Subsidiaries. (a) Unless Purchaser shall otherwise agree in writing and except as expressly contemplated by this Agreement or as set forth on Section 4.1 of the Company Disclosure Schedule (the inclusion of any item having been consented to by Purchaser), during the period from the date of this Agreement to the Effective Time, (i) the Company shall conduct, and it shall cause each of the Company Subsidiaries to conduct, its or their businesses in the ordinary course and consistent with past practice, and the Company shall, and it shall cause each of the Company Subsidiaries to, use its or their reasonable best efforts to preserve intact its business organization, to keep available the services of its officers and employees, to maintain satisfactory relationships with all persons with whom it does business, and to preserve the possession, control and condition of all of its assets and (ii) without limiting the generality of the foregoing, neither the Company nor any Company Subsidiary will:

                  (A) amend or propose to amend its Articles of Incorporation or Bylaws (or comparable governing instruments);

                  (B) authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any shares of, or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any shares of, the capital stock or other securities of the Company or any of its subsidiaries including, but not limited to, any securities convertible into or exchangeable for shares of stock of any class of the Company or any of its subsidiaries, except for (i) the issuance of Company Shares pursuant to the exercise of stock options outstanding on the date of this Agreement in accordance with their present terms, and (ii) subject to the limitations set forth in Section 1.8, the grant of purchase rights pursuant to the Company ESPP or the issuance of Company Stock upon the exercise of such purchase rights;

                  (C) split, combine or reclassify any shares of its capital stock or declare, pay or set aside any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, other than dividends or distributions to the Company or any Company Subsidiary, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any shares of its capital stock or other securities and other than pursuant to commitments outstanding on the date of this Agreement in accordance with their present terms as set forth on Schedule 4.1 of the Company Disclosure Schedule.

                  (D) (a) create, incur, assume, forgive or make any changes to the terms or collateral of any debt, receivables or employee or officer loans or advances, except incurrences that constitute refinancing of existing obligations on terms that are no less favorable to the Company or its subsidiaries than the existing terms; (b) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, indirectly, contingently or otherwise) for the obligations of any person; (c) make any capital expenditures or incur any pre-opening expenses, other than consistent as set forth in Section 4.1 of the Company Disclosure Schedule; (d) make any loans, advances or capital contributions to, or investments in, any other person (other than to a Company subsidiary and customary travel, relocation or business advances to employees);
(e) acquire the stock or assets of, or merge or consolidate with, any other person; (f) voluntarily incur any material liability or obligation (absolute, accrued, contingent or otherwise) other than in the ordinary course of business consistent with past practice; or (g) sell, transfer, mortgage, pledge, or otherwise dispose of, or encumber, or agree to sell, transfer, mortgage, pledge or otherwise dispose of or encumber, any assets or properties, real, personal or mixed material to the Company and the Company Subsidiaries taken as a whole other than to secure debt permitted under subclause (a) of this clause (D) or other than in the ordinary course of business consistent with past practice;

                  (E) increase in any manner the wages, salaries, bonus, compensation or other benefits of any of its officers or employees or enter into, establish, amend or terminate any employment, consulting, retention, change in control, collective bargaining, bonus or other incentive compensation, profit sharing, health or other welfare, stock option or other equity, pension, retirement, vacation, severance, termination, deferred compensation or other compensation or benefit plan, policy, agreement, trust, fund or arrangement with, for or in respect of, any shareholder, officer, director, other employee, agent, consultant or affiliate other than as required pursuant to the terms of agreements in effect on the date of this agreement, or enter into or engage in any agreement, arrangement or transaction with any of its directors, officers, employees or affiliates except current compensation and benefits in the ordinary course of business, consistent with past practice;

                  (F) (i) commence or settle any litigation or other proceedings with any Governmental Authority or other person, or (ii) make or rescind any election relating to Taxes, settle any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, file any amended Tax Return or claim for refund, change any method of accounting or make any other material change in its accounting or Tax policies or procedures, or commit or omit to do any act which act or omission would cause the Merger to fail to qualify as a reorganization within the meaning of Section 368(a) of the Code.

                  (G) adopt or amend any resolution or agreement concerning indemnification of its directories, officers, employees or agents;

                  (H) commit or omit to do any act which act or omission would cause a breach of any covenant contained in this Agreement or would cause any representation or warranty contained in this Agreement to become untrue, as if each such representation and warranty were continuously made from and after the date hereof;

                  (I) fail to maintain its books, accounts and records in the usual manner on a basis consistent with that heretofore employed;

                  (J) materially increase or decrease the average restaurant, corporate or warehouse facility inventory or house bank accounts in any restaurant;

                  (K) enter into any new line of business;

                  (L) enter into any lease, contract or agreement pursuant to which the Company is obligated to pay or incur obligations of more than $25,000 per year, other than (i) the purchase of inventory in the ordinary course of business consistent with past practice or in connection with the construction of restaurants as listed in Section 4.1 of the Company Disclosure Schedule and approved, if required, pursuant to clause (N) below;

                  (M) make any changes to its current investment strategy, policy or practices;

                  (N) make, engage or incur costs for the design or construction of any new restaurant, the remodeling or renovation of existing restaurants or restaurants under construction without approval by Purchaser (it being understood that Purchaser shall have approval of all design and construction matters);

                  (O) allow any employee or other person to remove any Company asset, display, proprietary asset, retail item or other property from the corporate office, warehouses, restaurants of the Company or any other Company facilities;

                  (P) issue any gift certificates, coupons or complimentary rights for dining or retail other than in such amounts as are in the ordinary course of business consistent with past practice; or

                  (Q) authorize any of, or agree to commit to do any of, the foregoing actions.

                  (b) The Company shall, and the Company shall cause each of its subsidiaries to, use its or their reasonable best efforts to comply in all material respects with all Laws applicable to it or any of its properties, assets or business and maintain in full force and effect all the Company Permits necessary for, or otherwise material to, such business.

                  4.2. Notification of Certain Matters. The Company shall give prompt notice to Purchaser if any of the following occur after the date of this
Agreement: (i) receipt of any notice or other communication in writing from any third party alleging that the Consent of such third party is or may be required in connection with the transactions contemplated by this Agreement, provided that such Consent would have been required to have been disclosed in this Agreement; (ii) receipt of any material notice or other communication from any Governmental Authority (including, but not limited to, the NASD or any securities exchange) in connection with the transactions contemplated by this Agreement; (iii) the occurrence of an event which would be reasonably likely to have a Company Material Adverse Effect; or (iv) the commencement or threat of any Litigation involving or affecting the Company or any Company Subsidiary, or any of their respective properties or assets, or, to its knowledge, any employee, agent, director or officer, in his or her capacity as such, of the Company or any Company Subsidiary which, if pending on the date hereof, would have been required to have been disclosed in this Agreement or which relates to the consummation of the Merger.

                  4.3. Access and Information. Between the date of this Agreement and the Effective Time, the Company will give, and shall direct its accountants and legal counsel to give, Purchaser and its respective authorized representatives (including, without limitation, its financial advisors, accountants and legal counsel), at all reasonable times, access as reasonably requested to all offices and other facilities and to all contracts, agreements, commitments, books and records of or pertaining to the Company and its subsidiaries, will permit the foregoing to make such reasonable inspections as they may require and will cause its officers promptly to furnish Purchaser with
(a) such financial and operating data and other information with respect to the business and properties of the Company and the Company Subsidiaries as Purchaser may from time to time reasonably request, and (b) a copy of each material report, schedule and other document filed or received by the Company or any Company Subsidiary pursuant to the requirements of applicable securities laws or the NASD.

                  4.4. Shareholder Approval. As soon as practicable, the Company shall call, give notice of, convene and hold a meeting of its shareholders for the purpose of approving the Company Proposals and for such other purposes as may be necessary or desirable in connection with effectuating the transactions contemplated hereby. Except as otherwise contemplated by this Agreement, the Company will use reasonable best efforts to obtain any necessary approval by the Company's shareholders of the Company Proposals. Notwithstanding the foregoing, unless the Board of Directors of the Company, based on the opinion of its outside legal counsel, determines that to do so would result in a breach of the fiduciary duties of the Company's Board of Directors under applicable law, the Company, acting through its Board of Directors, shall include in the Prospectus/Proxy Statement the recommendation of the Board of Directors that shareholders of the Company vote in favor of the Company Proposals.

                  4.5. Reasonable Best Efforts.

                  (a) Subject to the terms and conditions herein provided, the Company agrees to use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the Merger and the other transactions contemplated by this Agreement, including, but not limited to, (i) obtaining all Consents from Governmental Authorities and other third parties required for the consummation of the Merger and the transactions contemplated hereby (provided that the Company shall not make any payment or amend the terms of any agreement in connection with obtaining any such Consent without the prior written approval of Purchaser) and (ii) timely making all necessary filings under the HSR Act. Upon the terms and subject to the conditions hereof, the Company agrees to use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary to satisfy the other conditions to Closing set forth herein.

                  (b) The Company agrees to inform Purchaser regularly, and to respond to requests of Purchaser, as to the status of whether or not each material Consent required from third parties (other than Governmental Authorities) in connection with this Agreement and the transactions contemplated hereby have been obtained. The Company shall promptly deliver to Purchaser in writing a reasonably detailed notice (the "Consent Notice") as to the status of all such material Consents on the sixtieth calendar day (such date, the "Consent Notice Date") following public announcement of the Merger. In the event that the Company has not obtained any one or more of such material Consents by the Consent Notice Date, then Purchaser shall have up to and including the date (the "Decision Date") which is ten business days following the later of the date of its receipt of such written notice and the Consent Notice Date to (i) terminate this Agreement in accordance with Section 7.1(f) hereof or (ii) waive any such one or more material Consents by delivery of a reasonably detailed written notice to the Company (any such material Consents so waived in writing by Purchaser, collectively, the "Waived Consents"); provided, however, that in the event that Purchaser has not by or on the Decision Date either (i) terminated this Agreement in accordance with Section 7.1(f) hereof or (ii) waived all such material Consents, then this Agreement shall terminate without any action by any party hereto in accordance with Section 7.1(g) hereof. Notwithstanding any such waiver of material Consents, if Purchaser has not so terminated this Agreement, the Company shall continue to use its reasonable best efforts to actually obtain the Waived Consents pursuant to Section 4.5(a) up to the Closing Date.

                  4.6. Public Announcements. So long as this Agreement is in effect, the Company shall not, and shall cause its affiliates not to, (a) issue or cause the publication of any press release or any other announcement or communication with respect to the Merger or the other transactions contemplated hereby without the written consent of Purchaser, or (b) discuss with the press or the media this Agreement, the Merger or the transactions contemplated hereby (and will refer any and all questions and inquiries to Purchaser), except in any case under (a) or (b) where such release or announcement is required by applicable Law or pursuant to any applicable listing agreement with, or rules or regulations of, the NASD, in which case the Company, prior to making such announcement, will consult with Purchaser regarding the same.

                  4.7. Compliance. In consummating the Merger and the other transactions contemplated hereby, the Company shall comply in all material respects with the provisions of the Securities Exchange Act and the Securities Act and shall comply, and/or cause its subsidiaries to comply or to be in compliance, in all material respects, with all other applicable Laws.

                  4.8. No Solicitation. (a) The Company shall, and shall direct and cause its officers, directors, employees, representatives and agents to, immediately cease any discussions or negotiations with any parties that may be ongoing with respect to a Company Takeover Proposal (as defined below) and immediately request that all confidential information furnished by or on behalf of the Company be returned. The Company shall not, nor shall it permit any of its subsidiaries to, nor shall it authorize or permit any of its officers, directors or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it or any of its subsidiaries, directly or indirectly, to (i) solicit, initiate or encourage (including by way of furnishing information), or take any other action knowingly designed or reasonably likely to facilitate, any inquiries or the making of any proposal which constitutes, or may reasonably be expected to lead to, any Company Takeover Proposal or (ii) participate in any discussion or negotiations regarding any Company Takeover Proposal; provided, however, that if, at any time prior to the Company shareholder meeting with respect to the transactions contemplated hereby, the Board of Directors of the Company determines in good faith, based on the advice of its outside legal counsel, that the failure to do so would result in a breach of its fiduciary duties to the Company's shareholders under applicable Law, the Company may, in response to a Company Superior Proposal (as defined below), and subject to compliance with Section 4.8(c), (x) furnish information with respect to the Company to any person pursuant to a customary confidentiality agreement (as determined by the Company after consultation with outside legal counsel) and (y) participate in negotiations regarding such Company Takeover Proposal for purposes of determining in good faith if such Company Takeover Proposal is a Company Superior Proposal. "Company Takeover Proposal" means any inquiry, proposal or offer from any person relating to (1) any direct or indirect acquisition or purchase of assets representing 20% or more of the consolidated assets of the Company and the Company Subsidiaries, (2) any issuance, sale, or other disposition of (including by way of merger, consolidation, business combination, share exchange, joint venture, or any similar transaction) securities (or options, rights or warrants to purchase, or securities convertible into or exchangeable for, such securities) representing 20% or more of the voting power of the Company, (3) any tender offer, exchange offer or other transaction in which, if consummated, any person shall acquire beneficial ownership (as such term is defined in Rule 13d-3 under the Securities Exchange Act), or the right to acquire beneficial ownership, or any "group" (as such term is defined under the Securities Exchange Act) shall have been formed which beneficially owns or has the right to acquire beneficial ownership, of, 20% or more of the outstanding voting capital stock of the Company, or, (4) any merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or any Company Subsidiary, other than the transactions contemplated by this Agreement. Notwithstanding any provision to the contrary contained in this Section 4.8, the provision by the Company of copies of its SEC filings by its investor relations department to third parties in a manner consistent with its historical practices, shall not be deemed a violation of this Section 4.8. For purposes of this Agreement, a "Company Superior Proposal" means any bona fide proposal made by a third party to acquire, directly or indirectly, for consideration consisting of cash and/or securities, more than a majority of the combined voting power of the Company Shares then outstanding or all or substantially all the assets of the Company, on terms which the Board of Directors of the Company determines in its good faith judgment based on the advice of the Company's financial advisers and outside legal counsel to be more favorable to the Company's shareholders, from a financial point of view, than the Merger (taking into account all factors relating to such proposed transaction deemed relevant by the Board of Directors of the Company, including, without limitation, the financing thereof and all other conditions thereto).

                  (b) Except as set forth in this Section 4.8, neither the Company nor the Board of Directors, or any committee thereof, shall (i) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Purchaser, the approval or recommendation by such Board of Directors of the Company of the Company Proposals, (ii) approve or recommend, or propose publicly to approve or recommend, any Company Takeover Proposal or (iii) cause the Company to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement (each, a "Company Acquisition Agreement") related to any Company Takeover Proposal. Notwithstanding the foregoing, in the event that prior to the Company shareholder meeting with respect to the transactions contemplated hereby, the Board of Directors of the Company determines in good faith, based on the advice of outside legal counsel, that the failure to do so would result in a breach of its fiduciary duties to the Company's shareholders under applicable Law, the Board of Directors of the Company may (subject to this and the following sentences) (x) withdraw or modify its approval or recommendation of the Company Proposals or (y) approve or recommend a Company Superior Proposal, but in each case, only at a time that is after the second business day following Purchaser's receipt of written notice advising Purchaser that the Company's Board of Directors has received a Company Superior Proposal, specifying the material terms and conditions of such Company Superior Proposal, and identifying the person making such Company Superior Proposal.

                  (c) In addition to the obligations of the Company set forth in paragraphs (a) and (b) of this Section 4.8, the Company shall promptly advise Purchaser orally and in writing of any request for information or of any Company Takeover Proposal, the material terms and conditions of such request or the Company Takeover Proposal and the identity of the person making such request or Company Takeover Proposal and shall keep Purchaser fully informed on a prompt basis with respect to any developments with respect to the foregoing.

                  (d) Nothing contained in this Agreement shall prohibit the Board of Directors of the Company from taking and disclosing to its shareholders a position contemplated by Rule 14e-2(a) promulgated under the Securities Exchange Act or from making any disclosure to the Company's shareholders if, in the good faith judgment of the Board of Directors of the Company, based on the advice of its outside counsel, failure so to disclose would result in a breach of its fiduciary duties to the Company's shareholders under applicable law; provided, however, neither the Company nor its Board of Directors, shall, except as permitted by Section 4.8(b), withdraw or modify, or propose publicly to withdraw or modify, its position with respect to the Company Proposals or approve or recommend, or propose publicly to approve or recommend, a Company Takeover Proposal. Notwithstanding anything to the contrary contained herein, the Company Proposals shall be submitted to the shareholders of the Company at the meeting of such shareholders for the purpose of approving the Company Proposals and the Merger, and, subject to termination of this Agreement in accordance with the terms of Article VII hereof, nothing in this Agreement to the contrary shall be deemed to relieve Company of such obligation.

                  4.9. Tax Opinion Certificate. The Company shall execute and deliver a certificate, in form reasonably satisfactory to Purchaser, (the "Company Tax Opinion Certificate") signed by an officer of the Company setting forth factual representations and covenants that will serve as a basis for the tax opinion required pursuant to Section 6.2(e) of this Agreement.

                  4.10. SEC and Shareholder Filings. The Company shall send to Purchaser a copy of all material public reports and materials as and when it sends the same to its shareholders, the SEC or any state or foreign securities commission.


                                    ARTICLE V

                       ADDITIONAL COVENANTS OF PURCHASER

Purchaser covenants and agrees as follows:

                  5.1. Access and Information. Between the date of this Agreement and the Effective Time, Purchaser will give, and shall direct its accountants and legal counsel to give, the Company and its authorized representatives (including, without limitation, its financial advisors, accountants and legal counsel), at all reasonable times, access as reasonably requested to all offices and other facilities and to all contracts, agreements, commitments, books and records of or pertaining to Purchaser and its subsidiaries or to any Pending Purchaser Transactions, if any, and to the parties thereto, will permit the foregoing to make such reasonable inspections as they may require and will cause its officers promptly to furnish the Company with (a) such financial and operating data and other information with respect to the business and properties of Purchaser and its subsidiaries as the Company may from time to time reasonably request and (b) a copy of each material report, schedule and other document filed or received by Purchaser or any of its subsidiaries pursuant to the requirements of applicable securities laws or the NYSE.

              5.2. Notification of Certain Matters. Notification of Certain Matters. Purchaser shall give prompt notice to the Company if any of the following occur after the date of this

Agreement: (i) receipt of any notice or other communication in writing from any third party alleging that the Consent of such third party is or may be required in connection with the transactions contemplated by this Agreement, provided that such Consent would have been required to have been disclosed in this Agreement; (ii) receipt of any material notice or other communication from any Governmental Authority (including, but not limited to, the NYSE or any securities exchange) in connection with the transactions contemplated by this Agreement; (iii) the occurrence of an event which would be reasonably likely to have a Purchaser Material Adverse Effect or (iv) the commencement or threat of any Litigation involving or affecting Purchaser or any of its subsidiaries, or any of their respective properties or assets, or, to its knowledge, any employee, agent, director or officer, in his or her capacity as such, of Purchaser or any of its subsidiaries which, if pending on the date hereof, would have been required to have been disclosed in this Agreement or which relates to the consummation of the Merger.

                  5.3. Reasonable Best Efforts. Subject to the terms and conditions herein provided, Purchaser agrees to use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the Merger and the other transactions contemplated by this Agreement, including, but not limited to, (i) obtaining all Consents from Governmental Authorities and other third parties required for the consummation of the Merger and the other transactions contemplated hereby and (ii) timely making all necessary filings under the HSR Act. Upon the terms and subject to the conditions hereof, Purchaser agrees to use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary to satisfy the other conditions to Closing set forth herein.

                  5.4. Compliance. In consummating the Merger and the other transactions contemplated hereby, Purchaser shall comply in all material respects with the provisions of the Securities Exchange Act and the Securities Act and shall comply, and/or cause its subsidiaries to comply or to be in compliance, in all material respects, with all other applicable Laws.

                  5.5. SEC and Shareholder Filings. Purchaser shall send to the Company a copy of all material public reports and materials as and when it sends the same to its shareholders, the SEC or any state or foreign securities commission.

                  5.6. Tax Opinion Certificate. Purchaser shall execute and deliver a certificate, in form reasonably satisfactory to Company, (the "Purchaser Tax Opinion Certificate") signed by an officer of Purchaser setting forth factual representations and covenants that will serve as a basis for the tax opinions required pursuant to Section 6.3(f) of this Agreement.

                  5.7. Indemnification. (a) As of the Effective Time, the indemnification and exculpation provisions contained in the Bylaws and the Articles of Incorporation of the Surviving Corporation shall be at least as favorable to individuals who immediately prior to the Closing Date were directors, officers, agents or employees of the Company or otherwise entitled to indemnification under the Company's Bylaws or Articles of Incorporation (an "Indemnified

Party") as those contained in the Bylaws and the Articles of Incorporation of the Company, respectively, and shall not be amended, repealed or otherwise modified for a period of six years after the Closing Date in any manner that would adversely affect the rights thereunder of any Indemnified Party. The Company hereby covenants that it shall, to the fullest extent permitted under Minnesota law and regardless of whether the Merger becomes effective, indemnify, defend and hold harmless, and after the Effective Time, Purchaser and the Surviving Corporation shall jointly and severally, to the fullest extent permitted under Delaware law, indemnify, defend and hold harmless, each Indemnified Party against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation, including, without limitation, liabilities arising out of this Agreement or under the Securities Exchange Act, occurring through the Closing Date, and in the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) the Company or the Surviving Corporation shall pay the reasonable fees and expenses of counsel selected by the Indemnified Parties, which counsel shall be reasonably satisfactory to the Company or the Surviving Corporation, promptly as statements therefor are received, and (ii) the Company and the Surviving Corporation will cooperate in the defense of any such matter; provided, however, that neither the Company nor the Surviving Corporation shall be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld); and provided, further, that neither the Company nor the Surviving Corporation shall be obliged pursuant to this Section 5.7 to pay the fees and disbursements of more than one counsel for all Indemnified Parties in any single action except to the extent that, in the opinion of counsel for the Indemnified Parties, two or more of such Indemnified Parties have conflicting interests in the outcome of such action. Purchaser shall cause the Surviving Corporation to reimburse all expenses, including reasonable attorney's fees and expenses, incurred by any person to enforce the obligations of Purchaser and the Surviving Corporation under this Section 5.7. To the fullest extent permitted by law, Purchaser shall cause the Surviving Corporation to advance expense in connection with the foregoing indemnification.

                  (b) If the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Corporation assume the obligations set forth in this Section 5.7.

                  5.8. Benefit Plans and Employee Matters.

                  (a) Purchaser shall to the extent practicable cause the Surviving Corporation to provide employee benefits and programs to the Company's and the Company Subsidiaries' employees that, in the aggregate, are substantially comparable to those of Purchaser. From and after the Effective Time, Purchaser shall honor, in accordance with their terms, all employment and severance agreements in effect immediately prior to the Closing Date that are applicable to any current or former employees or directors of the Company or any Company Subsidiaries.

                  (b) To the extent that service is relevant for purposes of eligibility, level of participation, or vesting under any employee benefit plan, program or arrangement established or maintained by Purchaser, the Company or any of their respective subsidiaries, employees of the Company and its subsidiaries shall be credited for service accrued or deemed accrued prior to the Effective Time with the Company or such subsidiary, as the case may be. Under no circumstances shall employees receive credit for service accrued or deemed accrued prior to the Effective Time with the Company or such Subsidiary, as the case may be, for benefit accruals under any employee pension benefit plan (as defined by Section 3(2) of ERISA) or any retiree health plan.


                                   ARTICLE VI

                                   CONDITIONS

                  6.1. Conditions to Each Party's Obligations. The respective obligations of each party to effect the Merger shall be subject to the fulfillment or waiver at or prior to the Effective Time of the following conditions:

                  (a) Shareholder Approval. The Company Proposals shall have been approved at or prior to the Effective Time by the requisite vote of the shareholders of the Company required under the MBCA.

                  (b) No Injunction or Action. No order, statute, rule, regulation, executive order, stay, decree, judgment or injunction shall have been enacted, entered, promulgated or enforced by any court or other Governmental Authority since the date of this Agreement which prohibits or prevents the consummation of the Merger which has not been vacated, dismissed or withdrawn prior to the Effective Time. The Company and Purchaser shall use their reasonable best efforts to have any of the foregoing vacated, dismissed or withdrawn by the Effective Time.

                  (c) HSR Act. Any waiting period applicable to the Merger under the HSR Act shall have expired or early termination thereof shall have been granted.

                  (d) Registration Statement. The Registration Statement shall have been declared effective and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no action, suit, proceeding or investigation for that purpose shall have been initiated or threatened by any Governmental Authority.

                  (e) Blue Sky. Purchaser shall have received all state securities law authorizations necessary to consummate the transactions contemplated hereby.

                  (f) Listing of Purchaser Stock. The shares of Purchaser Stock comprising the Merger Consideration shall have been approved for listing on the NYSE.

                  6.2. Conditions to Obligations of the Company. The obligation of the Company to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following additional conditions, any one or more of which may be waived by the Company:

                  (a) Purchaser Representations and Warranties. The representations and warranties of Purchaser and Merger Sub set forth in this Agreement shall be true and correct in all material respects (except that where any statement in a representation or warranty expressly includes a "material adverse effect", "material" or other materiality qualifier, such representation or warranty shall be true and correct in all respects) as of date hereof and as of the Closing Date as if made on and as of the Closing Date, except those representations and warranties that speak of an earlier date, which shall be true and correct as of such earlier date (it being understood that, for purposes of determining the accuracy of such representations and warranties, any update of or modification to the Purchaser Disclosure Schedule made or purported to have been made after the date of this Agreement shall be disregarded).

                  (b) Performance by Purchaser. Each of Purchaser and Merger Sub shall have performed and complied with all the covenants and agreements in all material respects and satisfied in all material respects all the conditions required by this Agreement to be performed or complied with or satisfied by Purchaser and/or Merger Sub at or prior to the Effective Time.

                  (c) No Material Adverse Change. There shall have been no changes, conditions, events, or developments (including but not limited to with respect to any matters described in this Agreement or in the Purchaser Securities Filings or on the Purchaser Disclosure Schedule) that have or would reasonably be expected to have a Purchaser Material Adverse Effect since the date of this Agreement; provided, however, that for purposes of determining whether there shall have been any such Purchaser Material Adverse Effect, (i) any adverse change resulting from or relating to general business or economic conditions shall be disregarded, (ii) any adverse change resulting from or relating to conditions generally affecting the industry in which Purchaser competes shall be disregarded, and (iii) any adverse change resulting from or relating to the taking of any action contemplated by this Agreement shall be disregarded.

                  (d) Certificates and Other Deliveries. Purchaser shall have delivered, or caused to be delivered, to the Company: (i) a certificate executed on its behalf by its President or another authorized officer to the effect that the conditions set forth in Sections 6.2(a), (b) and (c) hereof have been satisfied; (ii) a certificate of good standing from the Secretary of State of the State of Delaware stating that Purchaser is a validly existing corporation in good standing; (iii) a certificate of good standing from the Secretary of State of Delaware stating that Merger Sub is a validly existing corporation in good standing; (iv) duly adopted resolutions of the Board of Directors of Purchaser and the Board of Directors and the shareholder of Merger Sub approving the execution, delivery and performance of this Agreement and the instruments contemplated hereby, each certified by its respective Secretary; (v) the duly executed Purchaser Tax Opinion Certificate; and (vi) such other documents and instruments as the Company reasonably may request.

                  (e) Tax Opinion. The Company shall have received an opinion from its tax counsel substantially to the effect that, if the Merger is consummated in accordance with the provisions of this Agreement, under current Law, for federal income tax purposes, the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. For purposes of rendering its opinion, the Company's tax counsel may rely on the statements and representations set forth in the Company Tax Opinion Certificate and the Purchaser Tax Opinion Certificate, without regard to any qualification as to knowledge and belief.

                  6.3. Conditions to Obligations of Purchaser. The obligations of Purchaser to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following additional conditions, any one or more of which may be waived by Purchaser:

                  (a) Company Representation and Warranties. The representations and warranties of the Company set forth in this Agreement shall be true and correct in all material respects (except that where any statement in a representation or warranty expressly includes a "material adverse effect", "material" or other materiality qualifier, such representation or warranty shall be true and correct in all respects) as of the date hereof and as of the Closing Date as if made on and as of the Closing Date, except those representations and warranties that speak of an earlier date, which shall be true and correct as of such earlier date (it being understood that, for purposes of determining the accuracy of such representations and warranties, any update of or modification to the Company Disclosure Schedule made or purported to have been made after the date of this Agreement shall be disregarded).

                  (b) Performance by the Company. The Company shall have performed and complied with all the covenants and agreements in all material respects and satisfied in all material respects all the conditions required by this Agreement to be performed or complied with or satisfied by the Company at or prior to the Effective Time.

                  (c) No Material Adverse Change. There shall have been no changes, conditions, events, or developments (including but not limited to with respect to any matters described in this agreement or in the Company Securities Filings or on the Company Disclosure Schedule) that have or would reasonably be expected to have a Company Adverse Effect since the date of this Agreement; provided, however, that for purposes of determining whether there shall have been any such Company Material Adverse Effect, (i) any adverse change resulting from or relating to general business or economic conditions shall be disregarded, (ii) any adverse change resulting from or relating to conditions generally affecting the industry in which the

Company competes shall be disregarded, and (iii) any adverse change resulting from or relating to the taking of any action contemplated by this Agreement shall be disregarded.

                  (d) Certificates and Other Deliveries. The Company shall have delivered, or caused to be delivered, to Purchaser (i) a certificate executed on its behalf by its President or another duly authorized officer to the effect that the conditions set forth in Sections 6.3(a), (b) and (c) hereof have been satisfied; (ii) a certificate of good standing from the Secretary of State of the State of Minnesota stating that the Company is a validly existing corporation in good standing; (iii) duly adopted resolutions of its Board of Directors approving the execution, delivery and performance of this Agreement and the instruments contemplated hereby, and of the Company's shareholders approving the Company Proposals, each certified by the Secretary of the Company;
(iv) a true and complete copy of the Articles of Incorporation of the Company certified by the Secretary of State of the State of Minnesota, and a true and complete copy of the Bylaws of the Company certified by the Secretary thereof;
(v) the duly executed Company Tax Opinion Certificate; and (vi) such other documents and instruments as Purchaser reasonably may request.

                  (e) Tax Opinion. Purchaser shall have received an opinion from its tax counsel substantially to the effect that, if the Merger is consummated in accordance with the provisions of this Agreement, under current Law, for federal income tax purposes, the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. For purposes of rendering its opinion, Purchaser's tax counsel may rely on the statements and representations set forth in the Purchaser Tax Opinion Certificate and the Company Tax Opinion Certificate, without regard to any qualification as to knowledge and belief.

                  (f) Governmental Approval. All Consents of any Governmental Authority required for the consummation of the Merger and the transactions contemplated by this Agreement shall have been obtained, except as may be waived by Purchaser or those Consents the failure or which to obtain will not have a Company Material Adverse Effect or a Purchaser Material Advise Effect.

                  (g) Required Consents. Except with respect to any Waived Consents, any material required Consents of any person to the Merger or the transactions contemplated hereby shall have been obtained and be in full force and effect.

                  (h) Employee Termination, Consulting and Non-Competition Agreements. Concurrently with the execution and delivery of this Agreement, Purchaser, is entering into an Employee Termination, Consulting and Non-Competition Agreement, in the form of Exhibit B hereto with each of the directors and officers named therein and each of such Employee Termination, Consulting and Non-Competition Agreements shall be in full force and effect.

                  6.4. Frustration of Conditions. Neither Purchaser nor the Company may rely on the failure of any condition set forth in this Article VI to be satisfied if such failure was caused by such party's failure to comply with or perform any of its covenants or obligations set forth in this Agreement.


                                   ARTICLE VII

                           TERMINATION AND ABANDONMENT

                  7.1. Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the shareholders of the Company and the shareholders of Purchaser described herein:

                  (a) by mutual written consent of Purchaser and the Company;

                  (b)  by either Purchaser or the Company if:

                  (i) the Merger shall not have been consummated on or prior to August 31, 2000, provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(b) (i) shall not be available to any party whose failure to perform any of its obligations under this Agreement results in the failure of the Merger to be consummated by such time;

                  (ii) the vote of the Company's shareholders shall have been taken at a meeting duly convened therefor or at any adjournment or postponement thereof and shall be insufficient to approve the Company Proposals;

                  (iii) any Governmental Authority shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the consummation of the Merger and such order, decree or ruling or other action shall have become final and nonappealable;

                  (c) by Purchaser if the Company shall have breached in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform is incapable of being cured or has not been cured within 20 business days after the giving of written notice to the Company;

                  (d) by Purchaser if (i) the Board of Directors of the Company shall have withdrawn or modified in a manner adverse to Purchaser its approval or recommendation of any of the Company Proposals, or failed to reconfirm its recommendation within 15 business days after a written request to do so, or approved or recommended any Company Superior Proposal or (ii) the Board of Directors of the Company shall have resolved to take any of the foregoing actions;

                  (e) by the Company if Purchaser shall have breached in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform is incapable of being cured or has not been cured within 20 business days after the giving of written notice to Purchaser;

                  (f) by Purchaser on or before the Decision Date if any one or more material Consents required from third parties (other than Governmental Authorities) in connection with this Agreement and the transactions contemplated hereby have not been obtained; and

                  (g) without any action on the part of any party hereto on the day immediately following the Decision Date in the event that, and only in the event that, (i) Purchaser has not terminated this Agreement by or on the Decision Date pursuant to Section 7.1(f) or (ii) Purchaser has not waived any material Consents specified in the Consent Notice and which are required from third parties (other than Governmental Authorities) in connection with this Agreement and the transactions contemplated hereby which have not been obtained by the Company prior to or on the Decision Date.

The party desiring to terminate this Agreement pursuant to the preceding paragraphs shall give written notice of such termination to the other party in accordance with Section 8.7 hereof.

                  7.2. Effect of Termination and Abandonment. (a) In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article VII, this Agreement (other than Sections 7.2, 8.1, 8.4, 8.5, 8.6, 8.7, 8.8, 8.9, 8.10, 8.11, 8.12, 8.13, 8.14, 8.15, 8.16, 8.17 and 8.18) shall become void and of no effect with no liability on the part of any party hereto (or of any of its directors, officers, employees, agents, legal or financial advisors or other representatives); provided, however, that no such termination shall relieve any party hereto from any liability for any breach of this Agreement prior to termination. If this Agreement is terminated as provided herein, each party shall use its reasonable best efforts to redeliver all documents, work papers and other material (including any copies thereof) of any other party relating to the transactions contemplated hereby, whether obtained before or after the execution hereof, to the party furnishing the same.

                  (b) In the event that prior to termination of this Agreement a bona fide Company Takeover Proposal shall have been made known to the Company or has been made directly to its shareholders generally or any person shall have publicly announced an intention (whether or not conditional) to make a bona fide Company Takeover Proposal (a "Competing Company Takeover Proposal"), and thereafter this Agreement is (x) terminated pursuant to Section 7.1(b)(i), 7.1(b)(ii) or 7.1(g) or (y) terminated by Purchaser pursuant to Section 7.1(c), 7.1(d) or 7.1(f), then the Company shall promptly, but in no event later than, in the case of termination by Purchaser, two days after, or in the case of termination by the Company, immediately prior to, termination of this Agreement giving rise to the Company's payment obligation, pay Purchaser a fee equal to $1,000,000 (the "Termination Fee"), payable by wire transfer of same day funds. The Company acknowledges that the agreements contained in this

Section 7.2(b) are an integral part of the transactions contemplated by this Agreement and that, without these agreements, Purchaser would not enter into this Agreement. Notwithstanding the foregoing, no fee or expense reimbursement shall be paid pursuant to this Section 7.2(b) if Purchaser shall be in material breach of its obligations hereunder.

                  (c) Purchaser acknowledges that payments made under Section 7.2(b) hereof shall constitute its exclusive remedy with respect to any termination of this Agreement that gives rise to such payment obligation.


                                  ARTICLE VIII

                                  MISCELLANEOUS

                  8.1. Confidentiality. Unless (i) otherwise expressly provided in this Agreement, (ii) required by applicable Law or any listing agreement with, or the rules and regulations of, any applicable securities exchange or the NASD, (iii) necessary to secure any required Consents as to which the other party has been advised or (iv) consented to in writing by Purchaser and the Company, any information or documents furnished in connection herewith shall be kept strictly confidential by the Company, Purchaser and their respective officers, directors, employees and agents. Prior to any disclosure pursuant to the preceding sentence, the party intending to make such disclosure shall consult with the other party regarding the nature and extent of the disclosure. Nothing contained herein shall preclude disclosures to the extent necessary to comply with accounting, SEC and other disclosure obligations imposed by applicable Law. To the extent required by such disclosure obligations, Purchaser or the Company, after consultation with the other party, may file with the SEC a Report on Form 8-K pursuant to the Securities Exchange Act with respect to the Merger, which report may include, among other things, financial statements and pro forma financial information with respect to the other party. In connection with any filing with the SEC of a registration statement or amendment thereto under the Securities Act, the Company or Purchaser, after consultation with the other party, may include a prospectus containing any information required to be included therein with respect to the Merger, including, but not limited to, financial statements and pro forma financial information with respect to the other party, and thereafter distribute said prospectus. Purchaser and the Company shall cooperate with the other and provide such information and documents as may be required in connection with any such filings. In the event the Merger is not consummated, each party shall return to the other any documents furnished by the other and all copies thereof any of them may have made and will hold in absolute confidence any information obtained from the other party except to the extent (i) such party is required to disclose such information by Law or such disclosure is necessary or desirable in connection with the pursuit or defense of a claim, (ii) such information was known by such party prior to such disclosure or was thereafter developed or obtained by such party independent of such disclosure or (iii) such information becomes generally available to the public other than by breach of this Section 8.1. Prior to any disclosure of information pursuant to the exception in clause (i) of the preceding sentence, the party intending to disclose the same shall so notify the party which provided the name in order that such party may seek a protective order or other appropriate remedy should it choose to do so.

                  8.2. The Rainforest Cafe Friends of the Future Foundation. At the Effective Time, the directors of Rainforest Cafe Friends of the Future Foundation (the "Foundation"), shall resign and shall elect successor directors as designated by Purchaser. For all purposes of this Agreement, the Foundation shall be deemed a "Company Subsidiary."

                  8.3. Additional Approvals. If, contrary to the parties' understanding, the approval of the shareholders of Purchaser shall be required to effectuate the transactions contemplated hereby, Purchaser shall, as soon as reasonably practicable, call, give notice of, convene and hold a meeting of its shareholders for purpose of seeking to obtain such approval. Notwithstanding anything to the contrary contained herein, no such approval of the shareholders of Purchaser as described in the preceding sentence shall be deemed a breach of any representation, warranty, covenant, agreement or other provision of this Agreement.

                  8.4. Amendment and Modification. This Agreement may be amended, modified or supplemented only by a written agreement among the Company, Purchaser and Merger Sub.

                  8.5. Waiver of Compliance; Consents. Any failure of the Company on the one hand, or Purchaser on the other hand, to comply with any obligation, covenant, agreement or condition herein may be waived by Purchaser on the one hand, or the Company on the other hand, only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of any party hereto, such consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this
Section 8.5.

                  8.6. Survival. The respective representations, warranties, covenants and agreements of the Company and Purchaser contained herein or in any certificates or other documents delivered prior to or at the Closing shall survive the execution and delivery of this Agreement, notwithstanding any investigation made or information obtained by the other party, but shall terminate at the Effective Time, except for those covenants contained in Sections 1.4, 1.5, 1.6, 1.7, 1.13, 5.7, 8.1 and 8.16 hereof, which shall survive beyond the Effective Time in accordance with their terms.

                  8.7. Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered in person, by facsimile, receipt confirmed, or on the next business day when sent by overnight courier or on the second succeeding business day when sent by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified by like notice):

                  (i)      if to the Company, to:

                           Rainforest Cafe, Inc.
                           720 South Fifth Street
                           Hopkins, Minnesota  55343
                           Attention:  Kenneth W. Brimmer
                           Telecopy:  612-945-5484




with a copy to (but which shall not constitute notice to the Company):

                           Maslon, Edelman, Borman & Brand
                           3300 Norwest Center
                           Minneapolis, Minnesota  55402
                           Attention:  Neil P. Ayotte, Esq.
                           Telecopy:  612-672-8397

and

                  (ii)     if to Purchaser or Merger Sub, to:

                           Landry's Seafood Restaurants, Inc.
                           1400 Post Oak Blvd., Suite 1010
                           Houston, Texas  77056
                           Attention:  Steven L. Scheinthal
                           Telecopy:   713-623-4702

with a copy to (but which shall not constitute notice to Purchaser):

                           Skadden, Arps, Slate, Meagher & Flom LLP
                           Four Times Square
                           New York, New York  10036
                           Attention:  Paul T. Schnell, Esq.
                           Telecopy:  212-735-2001

                  8.8. Binding Effect; Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto prior to the Effective Time without the prior written consent of the other parties hereto.

                  8.9. Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs or expenses.

                  8.10. Governing Law. This Agreement shall be deemed to be made in, and in all respects shall be interpreted, construed and governed by and in accordance with the internal laws of, the State of Delaware. Each of the Company, Purchaser and Merger Sub hereby irrevocably and unconditionally consents to submit to the jurisdiction of the federal and state courts located in Delaware for any litigation arising out of or relating to this Agreement and the transactions contemplated hereby (and agrees not to commence any litigation relating thereto except in such courts), waives any objection to the laying of venue of any such litigation in such courts and agrees not to plead or claim in any such court that such litigation brought therein has been brought in an inconvenient forum.

                  8.11. Counterparts. This Agreement may be executed in one or more counterparts, each of which together be deemed an original, but all of which together shall constitute one and the same instrument.

                  8.12. Interpretation. The article and section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not in any way affect the meaning or interpretation of this Agreement. As used in this Agreement, (i) the term "Person" shall mean and include an individual, a partnership, a joint venture, a corporation, a limited liability company, a trust, an association, an unincorporated organization, a Governmental Authority and any other entity, (ii) unless otherwise specified herein, the term "affiliate," with respect to any person, shall mean and include any person controlling, controlled by or under common control with such person, (iii) the term "subsidiary" of any specified person shall mean any corporation any of the outstanding voting power of which, or any partnership, joint venture, limited liability company or other entity any of the total equity interest of which, is directly or indirectly owned by such specified person, (iv) the term "knowledge," when used with respect to the Company, shall mean the knowledge of the directors and executive officers of the Company when used with respect to Purchaser, shall mean the knowledge of the directors and executive officers of Purchaser, and (v) the term "including" shall mean "including, without limitation".

                  8.13. Entire Agreement. This Agreement and the documents or instruments referred to herein including, but not limited to, the Exhibit(s) attached hereto and the Disclosure Schedules referred to herein, which Exhibit(s) and Disclosure Schedules are incorporated herein by reference, embody the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, representations, warranties, covenants, or undertakings, other than those expressly set forth or referred to herein. This Agreement supersedes all prior agreements and the understandings between the parties with respect to such subject matter.

                  8.14. Severability. In case any provision in this Agreement shall be held invalid, illegal or unenforceable in a jurisdiction, such provision shall be modified or deleted, as to the jurisdiction involved, only to the extent necessary to render the same valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby nor shall the validity, legality or enforceability of such provision be affected thereby in any other jurisdiction.

                  8.15. Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, the parties further agree that each party shall be entitled to an injunction or restraining order to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other right or remedy to which such party may be entitled under this Agreement, at law or in equity.

                  8.16. Third Parties. Nothing contained in this Agreement or in any instrument or document executed by any party in connection with the transactions contemplated hereby shall create any rights in, or be deemed to have been executed for the benefit of, any person or entity that is not a party hereto or thereto or a successor or permitted assign of such a party; provided however, that the parties hereto specifically acknowledge that the provisions of Sections 5.7 and 5.9 hereof are intended to be for the benefit of, and shall be enforceable by, the current or former employees, officers and directors of the Company and/or the Company Subsidiaries affected thereby and their heirs and representatives.

                  8.17. Disclosure Schedules. The Company and Purchaser acknowledge that the Company Disclosure Schedule and the Purchaser Disclosure Schedule (i) relate to certain matters concerning the disclosures required and transactions contemplated by this Agreement, (ii) are qualified in their entirety by reference to specific provisions of this Agreement and (iii) are not intended to constitute and shall not be construed as indicating that such matter is required to be disclosed, nor shall such disclosure be construed as an admission that such information is material with respect to the Company or Purchaser, as the case may be, except to the extent required by this Agreement.

                  8.18. Obligation of Purchaser. Whenever this Agreement requires Merger Sub to take any action, such requirement shall be deemed to include an undertaking on the part of Purchaser to cause Merger Sub to take such action.

IN WITNESS WHEREOF, each of the parties hereto have caused this Agreement and Plan of Merger to be signed and delivered by their respective duly authorized officers as of the date first above written.

                                   LANDRY'S SEAFOOD RESTAURANTS, INC.


                                   By:      /s/ Tilman J. Fertitta
                                            -----------------------------------
                                            Name:    Tilman J. Fertitta
                                            Title:   Chairman, President and
                                                     Chief Executive Officer


                                   RAINFOREST CAFE, INC.


                                   By:      /s/ Kenneth W. Brimmer
                                            -----------------------------------
                                            Name:    Kenneth W. Brimmer
                                            Title:   President


                                   LSR ACQUISITION CORP.


                                   By:      /s/ Tilman J. Fertitta
                                            -----------------------------------
                                            Name:    Tilman J. Fertitta
                                            Title:   President